Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 24, 2019, is made by and among PERC Water Corporation, a California corporation (the “Company”), the undersigned shareholders of the Company (collectively, the “Sellers,” and each, a “Seller”) and Consolidated Water U.S. Holdings, Inc., a Florida corporation (the “Buyer”).

RECITALS

A       The Sellers collectively own 689,961 shares of the Company, par value $0.01 per share, constituting 100% of the outstanding capital stock of the Company.

B.       The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, 351,880 shares of Stock of the Company, which constitute fifty one percent (51%) of all the outstanding capital stock of the Company, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01       Purchase of the Purchased Shares. Subject to and upon the terms and conditions of this Agreement, the Buyer shall purchase from the Sellers and the Sellers shall sell to the Buyer, all of the Sellers’ right, title and interest (including the goodwill of the Company associated therewith) in and to the number of shares of Stock of the Company as set forth on Schedule A attached hereto, which shares shall constitute in the aggregate fifty one percent (51%) of all the outstanding capital stock of the Company immediately prior to the Closing, on a fully diluted basis (collectively, the “Purchased Shares”), for the consideration specified in Section 1.02 below and in reliance on the parties’ other agreements and representations herein. A Seller’s “Pre-Closing Pro Rata Share” shall be calculated by dividing the number of shares of Stock of the Company held by each Seller immediately before the Closing, as set forth on Schedule A, by the total number of issued and outstanding shares of Stock of the Company immediately before the Closing. A Seller’s “Sold Pro-Rata Share” shall be calculated by dividing the number of shares of Purchased Shares sold by each Seller to the Buyer at the Closing, by the total number of Purchased Shares sold by all Sellers to the Buyer. A Seller’s “Post-Closing Pro Rata Share” shall be calculated by dividing the number of shares of Stock retained by each Seller, if any, immediately after the Closing, by the total number of shares of Stock retained by the Sellers immediately after the Closing.

Section 1.02       Purchase Price. The purchase price (the “Closing Date Purchase Price”) to be paid by the Buyer to the Sellers for all of the Purchased Shares shall consist of Four Million Eighty-Eight Thousand Eight Hundred Seventeen Dollars ($4,088,817.00), or approximately $11.6199187 per Purchased Share. The Closing Date Purchase Price shall be paid by Buyer at Closing to the Sellers in accordance with each Seller’s Sold Pro Rata Share, by certified check or wire transfer of immediately available funds to the accounts specified on Exhibit A attached hereto. The Closing Date Purchase Price is subject to adjustment after Closing as set forth in Section 2.04 below.

ARTICLE II
THE CLOSING; CLOSING ADJUSTMENT

Section 2.01       The Closing. The closing of the purchase and sale of the Purchased Shares (the “Closing”) shall take place on the date first written above or at such other time or date as the parties hereto agree. The date of Closing is hereinafter referred to as the “Closing Date.”

Section 2.02       Conditions to the Buyer’s Obligation to Close. The obligations of the Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions to the satisfaction of the Buyer:

(a)               The Sellers shall have delivered Employment Agreements in a form satisfactory to the Buyer (collectively, the “Employment Agreements”), and Confidentiality, Non-Compete, Non-Solicitation and Invention Assignment Agreements, in a form satisfactory to the Buyer (collectively, the “Confidentiality Agreements”), each duly executed by each of Steven Owen, Nathan Owen, Johan Perslow and Robert Nespeca.

(b)               The Sellers and/or the Company, as appropriate, shall have delivered to the Buyer a certificate or certificates representing the Purchased Shares, accompanied by a stock power or powers duly endorsed to the Buyer.

(c)               The Company shall have delivered to the Buyer certificates of status from the California Secretary of State office, dated no more than five (5) Business Days prior to the Closing Date.

(d)               Except for Johan Perslow and Nathan Owen, all of the directors of the Company shall have submitted letters of resignation to the Buyer, with such resignations effective as of the Closing.

(e)               Possession of, or access to, all originals (or copies if the originals are not available) of agreements, instruments, documents, deeds, books, records, minute books, files and other data and information within the possession of the Company or any of its Affiliates belonging to the Company, as of the Closing Date, whether in paper or electronic form (collectively, the “Records”); provided, however, that the Sellers may retain (1) copies of any Records that such Seller is reasonably likely to need for complying with Laws; and (2) copies of any Records that in the reasonable opinion of the Sellers will be required in connection with the performance of such Seller’s obligations hereunder.

(f)                All consents waivers and approvals necessary or desirable to effectuate the transactions contemplated herein.

(g)               Consent to Assignment duly and properly executed by Metro Point 13580 Lot Two, a California limited partnership, with respect to the Lease, in form and substance satisfactory to Buyer.

(h)               Each Seller that shall remain a shareholder of the Company after the Closing, each other shareholder of the Company that shall remain a shareholder of the Company after the Closing, and the Company shall have executed and delivered to the Buyer the Shareholders’ Agreement with Buyer in the form attached hereto as Exhibit B (the “Shareholders’ Agreement”).

(i)                The Company shall have executed and delivered the services agreement with Aquilex, Inc. attached hereto as Exhibit C (the “Services Agreement”).

(j)                Completion of an audit of the Company’s financial statements for the fiscal year ended September 30, 2018 and the period from October 1, 2018 to June 30, 2019 by Marcum LLP, at the Buyer’s expense.

(k)               The Company shall have the Target Working Capital.

(l)                The Latest Balance Sheet and the Estimated Closing Working Capital Statement shall reflect that the Company had at the dates of such documents, and at the Closing Date the Company shall have, at least $1,000,000 in Cash. The Sellers shall deliver to the Buyer a statement setting forth the amount of Cash held by the Company as of the Closing Date.

(m)              Each Seller shall have delivered to the Buyer a duly executed FIRPTA certificate in the form specified by Treasury Regulations Section 1.1445-2(b)(2).

Section 2.03      Conditions to the Sellers’ Obligation to Close. The obligations of the Sellers to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions to the satisfaction of the Sellers:

(a)               The Buyer shall pay the Closing Date Purchase Price in immediately available funds to the Sellers in accordance with their Sold Pro Rata Share.

(b)               The Company shall have delivered the Employment Agreements, the Confidentiality Agreements and the Services Agreement, each duly executed by the Company.

(c)               The Buyer, each other shareholder of the Company and the Company shall have executed and delivered to the Sellers the Shareholders’ Agreement.

(d)               All consents waivers and approvals necessary or desirable to effectuate the transactions contemplated herein.

(e)               The bylaws of the Company shall be in such form as are acceptable to the Buyer and the Sellers.

Section 2.04       Purchase Price Adjustment; Final Purchase Price.

(a)               Working Capital. The Company shall have Closing Working Capital of $17,288 (the “Target Working Capital”). Within 15 days following the Closing Date, Sellers shall prepare and deliver (or cause the Company to prepare and deliver) to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the President of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that would be used if such Estimated Closing Working Capital Statement was being prepared as of a fiscal year end.

(b)               Post-Closing Adjustment.

(i)                 Within 45 days following the date the Estimated Closing Working Capital Statement is delivered, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Closing Working Capital (the “Closing Working Capital Statement”). The audited balance sheet shall be audited by an independent registered public accounting firm selected and compensated by Buyer.

(ii)               The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Target Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, the Buyer shall pay an amount equal to 51% of the Post Closing Adjustment, paid to each Seller in accordance with such Seller’s Sold Pro Rata Share. If the Post-Closing Adjustment is a negative number, each Seller shall pay to Buyer an amount equal to 51% of the Post Closing Adjustment in accordance with such Seller’s Sold Pro Rata Share.

(c)               [Reserved]

(d)               Payment of Post-Closing Adjustment. Any adjustments to the Purchase Price in accordance with this Section 2.04 shall be paid to the appropriate party within 10 Business Days after delivery of the Closing Working Capital Statement.

(e)               Tax Treatment and Wiring. All payments pursuant to this Section 2.04 shall (x) be treated by all parties for tax purposes as adjustments to the Final Purchase Price and (y) be made by certified check or wire transfer of immediately available funds to the account(s) designated by the Seller or Buyer, as the case may be.

ARTICLE III
PUT AND CALL OPTION

Section 3.01       Put and Call Option.

(a)               Grant of Right. Subject to the terms and conditions of this Agreement, (i) on or after the fifth anniversary of the Closing Date, each of the Sellers retaining shares of Stock in the Company shall have the right (the “Put Right”) to cause the Buyer to purchase from such Seller such Seller’s remaining shares of capital stock of the Company held by such Seller, and (ii) on or after the third anniversary of the Closing Date, the Buyer shall have the right (the “Call Right”) to cause each Seller to sell to the Buyer, all of the remaining shares of capital stock of the Company held by such Seller (collectively, the “Option Shares”) at such time at the Exercise Price (as defined in Section 3.01(f)(i) hereof).

(b)               Procedures.

(i)                 If a Seller desires to exercise the Put Right or the Buyer desires to exercise the Call Right (such party exercises the right, the “Exercising Party”), the Exercising Party shall deliver to the other party (the “Responding Party”) a written notice (the “Exercise Notice”) exercising the Put Right or the Call Right, as applicable.

(ii)               Each selling Seller shall, at the closing of any purchase consummated pursuant to this Section 3.01, represent and warrant to the Buyer that (A) such Seller has full right, title and interest in and to the Option Shares being sold by such Seller, (B) such Seller has all the necessary power and authority and has taken all necessary action to sell such Option Shares as contemplated by this Section 3.01, and (C) such Option Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(iii)             Subject to Section 3.01(c) below, the closing of any sale of Option Shares pursuant to this Section 3.01 shall take place no later than 120 Business Days following receipt by the Responding Party of the Exercise Notice, or such other time period as may be agreed to in writing by the parties hereto. The Responding Party shall give the Exercising Party at least 10 Business Days’ written notice of the date of closing (the “Option Closing Date”).

(c)               Consummation of Sale. The Buyer shall pay the Exercise Price for the Option Shares by certified check or wire transfer of immediately available funds to the accounts specified in writing by each selling Seller on the Option Closing Date.

(d)               Cooperation. The Buyer and each selling Seller each shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 3.01, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e)               Closing. At the closing of the sale and purchase pursuant to this Section 3.01, each selling Seller shall deliver to the Buyer a certificate or certificates representing the Option Shares being sold by such Seller, accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the portion of the Exercise Price.

(f)                Exercise Price.

(i)                The purchase price per share at which the Company shall be required to purchase the Option Shares (the “Exercise Price”) shall be equal to the Fair Market Value of the Option Shares as of the date of the Exercise Notice.

(ii)              For purposes of this Agreement, the term “Fair Market Value” shall mean the fair market value of the Option Shares as of the date of the Exercise Notice, determined on an enterprise value basis without the application of any discounts, including discounts for lack of marketability or minority interest. The Fair Market Value shall be determined by a reputable independent valuation firm with experience in determining the value of companies similar to the Company (a “Qualified Valuation Firm”) jointly selected by the Buyer and the Sellers. In the event the Buyer and the Sellers are unable to agree on the selection of a Qualified Valuation Firm, then the Buyer shall select one Qualified Valuation Firm (the “Buyer QVF”), the Sellers, jointly, shall select one Qualified Valuation Firm (the “Seller QVF”), and the Qualified Valuation Firms so selected shall select a third (the “Independent QVF”). Each such Qualified Valuation Firm shall determine the Fair Market Value of the Option Shares. If the value determined by either the Buyer QVF or by the Seller QVF is not less than 80% or not more than 120% of the value determined by the Independent QVF, then the average of the Independent QVF value, the Buyer QVF value and the Seller QVF value shall constitute the final Fair Market Value. If the value determined by either the Buyer QVF or by the Seller QVF is less than 80% or more than 120% of the value determined by the Independent QVF (each, a “Widely Varying Value”), then such Widely Varying Value of the Buyer QVF and/or Seller QVF shall be disregarded, and the average of the Independent QVF value and any non-Widely Varying Value shall constitute the final Fair Market Value. The costs of the Buyer QVF shall be borne by the Buyer; the costs of the Seller QVF shall be borne by the Sellers; and the costs of the Independent QVF (or the mutually agreed upon Qualified Valuation Firm, if applicable) shall be shared 50% by the Buyer and 50% the Sellers.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that the statements in this ARTICLE IV are correct as of the date of this Agreement except as set forth in the schedules accompanying this ARTICLE IV (collectively, the “Disclosure Schedules”).

Section 4.01       Organization and Corporate Power and No Contravention.

(a)               The Company is a corporation duly organized, validly existing and in good standing under California law. The Company has taken all corporate action required to authorize the execution and delivery of this Agreement and each Other Transaction Document to which it is to be a party at Closing. The Company has duly executed and delivered this Agreement, and, at or before the Closing, will have duly executed and delivered each Other Transaction Document to which it is a party.

(b)               The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on the Business as now conducted. The Company is qualified to do business and is in good standing (or its equivalent) as a foreign corporation in every jurisdiction in which its ownership of property or the conduct of the Business as now conducted requires it to qualify, except where the failure to be qualified would not have a material adverse effect, all of which jurisdictions are set forth on Schedule 4.01(b). The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Other Transaction Document to which it is to be a party and to consummate the transactions contemplated herein or therein. This Agreement constitutes, and each Other Transaction Document to which it is to be a party at Closing will constitute, the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and to general equitable principles).

(c)               The execution and delivery of this Agreement and the Other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby by the Company at the Closing does not, directly or indirectly, (i) violate any provision of the Organizational Documents of the Company or any resolution adopted by the board of directors or shareholders of the Company, (ii) except as set forth on Schedule 4.01(c), conflict with, result in the breach of, or constitute a default under, or require any authorization, consent, approval, exemption or other action by or notice to any third party or any Governmental Body or under the provisions of any material agreement or instrument to which the Company is a party or by which the property of the Company is bound or affected, or (iii) to the Knowledge of the Company, violate any laws, regulations, orders or judgments applicable to the Company.

Section 4.02       Subsidiaries. The Company does not own any equity interests in any other corporation, partnership, limited liability company, joint venture or other entity.

Section 4.03       Organizational Documents; Books and Records.

(a)               The copies of the Organizational Documents of the Company made available to the Buyer are complete and correct and represent the presently effective Organizational Documents of the Company. The Company is not in violation of its Organizational Documents.

(b)               Except as disclosed on Schedule 4.03(b), all minute books and share record books of the Company have been made available to the Buyer, and are complete and correct in all material respects.

Section 4.04       Capitalization. The Company’s authorized and outstanding capital stock is as set forth on the attached Schedule 4.04. Schedule 4.04 sets forth the names of the holders of record of all shares of the Company’s issued and outstanding stock and the number of shares held by each such holder. All of the issued and outstanding shares of the Company’s stock is duly authorized, has been validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.04, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Stock of the Company were issued in compliance with applicable securities laws or exemptions therefrom and are not subject to any preemptive rights other than those rights conferred by California statutes. There are no outstanding options, warrants, rights to subscribe to, purchase (or repurchase) rights, conversion rights, phantom stock rights, stock appreciation rights, redemption rights, calls or commitments made by the Company relating to any shares of capital stock or other securities issued by the Company containing any equity features, or Contracts by which the Company is bound to issue additional shares of its capital stock or other equity securities, or options, warrants, rights to subscribe to, purchase rights, calls or commitments made by the Company relating to any shares of capital stock or other equity securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) on any matter. The Company is not a party to and there is not any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not the Company is a party thereto, with respect to the purchase, sale or voting of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company.

Section 4.05       Financial Statements.

(a)               The attached Schedule 4.05(a) contains true and complete copies of (i) the Company’s audited balance sheets as of September 30, 2018 and June 30, 2019, and the related statements of income and cash flows for the fiscal year ended September 30, 2018 and the nine months ended June 30, 2019 (the “Audited Financial Statements”), and (ii) the Company’s unaudited balance sheet as of September 30, 2019 (the “Latest Balance Sheet”) and the related statements of income for the three month period ended September 30, 2019 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as specifically noted on Schedule 4.05(a), the Interim Financial Statements (including any related notes and Schedules), and, to the Knowledge of the Company, the Audited Financial Statements, present fairly in all material respects the financial condition and results of operations of the Company in accordance with GAAP as of the dates and for the periods referred to therein. Except as set forth on Schedule 4.05(a), all of the Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated.

(b)               Except as set forth on Schedule 4.05(b), the Company does not have any liabilities or obligations (together the “Liabilities”) of a type required to be reflected on financial statements prepared in accordance with GAAP, except for (i) Liabilities disclosed, provided for, reflected in, reserved against or otherwise described in the Latest Balance Sheet, (ii) Liabilities incurred, accruing or arising after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, and (iii) Liabilities under this Agreement.

(c)               The books and records of the Company has been maintained in accordance with GAAP on a basis consistent with past periods and throughout the periods involved. The Company (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls that, to the Knowledge of the Company but without the Company having conducted any Internal Control Study by any independent firm, provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its consolidated financial statements in accordance with GAAP, and (C) access to their respective assets is permitted only in accordance with management’s authorization.

(d)               Except as provided on Schedule 4.05(d), the Company does not have any Indebtedness.

(e)               Except as set forth in Schedule 4.05(e), the Company has delivered to Buyer a true, correct and complete aging schedule of all accounts receivable of the Company, as of the business day prior to Closing. All of the Company’s accounts receivable (i) represent actual, valid obligations incurred by the respective account debtors owing to the Company with respect to the Business, (ii) have arisen from bona fide transactions in the ordinary course, (iii) are adequately reserved and properly stated on the books and records of the Company in accordance with GAAP, (iv) the goods and services involved have been sold and delivered or performed, as the case may be, to the account obligors, and, no further goods other than by warranty are required to be provided and no further services other than warranty services are required to be rendered in order to complete the sales and fully render the services and to entitle collection of the accounts receivable in full. No such account receivable has been assigned or pledged to any other Person and, except only to the extent fully reserved against as set forth in the Closing Statement, to the Company’s Knowledge, no defense or set-off to any such account has been asserted by the account obligor.

Section 4.06       Absence of Certain Developments. Except as set forth on the attached Schedule 4.06 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, (i) the Company has not engaged in any material transaction that was not in the ordinary course of business and consistent with past practice, other than the engagement of counsel and advisors in connection with the transactions contemplated by this Agreement, (ii) to the Company’s Knowledge, there has not been any material adverse change in the Company’s or the Business’ sales patterns, pricing policies, accounts receivable or accounts payable, taken as a whole, and (iii) to the Company’s Knowledge, there has not been any material adverse change in the relationships between the Company, on the one hand, and any customer, supplier, licensee, lessor, insurer or other Person with whom the Company has material business relationships, on the other hand. Without limiting the generality of the foregoing, except as set forth on the attached Schedule 4.06 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has not:

(a)               issued or sold any of its capital stock or other equity securities, or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments of any kind with respect to its capital stock or other equity securities, or split, combined or reclassified any shares of its capital stock or other equity securities;

(b)               (i) increased the base salary, annual bonus or any other form of compensation payable to any of its employees or directors (except for changes in compensation in the ordinary course of business and consistent with past practice in connection with promotions or periodic reviews, but only with respect to employees other than officers or directors), (ii) implemented, announced or committed to any “across-the-board” wage increase for its hourly employees or (iii) adopted or, except as required by applicable law, amended any Plan;

(c)                entered into any Contract with any labor union;

(d)               planned, announced, implemented or effected any reduction in force, lay off, early retirement program or similar program applicable generally across the Company’s employee base;

(e)                adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(f)                (i) made any material change in its accounting or tax methods, principles or practices or elections, or (ii) revalued any assets of the Company, including inventory or accounts receivable write-downs, except as reflected in the Financial Statements;

(g)               accelerated the collection of, or discounted, accounts receivable, delayed the payment of accounts payable or deferred expenses;

(h)               incurred any Indebtedness;

(i)                created or incurred any Lien on any assets of the Company or otherwise disposed of any assets of the Company in excess of $25,000 individually or $100,000 in the aggregate, other than sales of obsolete equipment in the ordinary course of business consistent with past practice and other than sales of inventory in the ordinary course of business;

(j)                made any capital contributions to or equity or debt investments in any Person, other than non-material advances to vendors and employees in the ordinary course of business consistent with past practice;

(k)               made any acquisition of any assets, properties, capital stock or business of any other Person, whether by merger, stock or asset purchase or otherwise, other than purchases of fixed assets, inventory, supplies and software/systems upgrades in the ordinary course of business consistent with past practice;

(l)                sold, licensed, assigned, transferred, abandoned, allowed to lapse or otherwise disposed of any material Intellectual Property or other intangible assets, except in the ordinary course of business consistent with past practice;

(m)              terminated any Contract that if in existence on the date hereof would have been required to be listed on Schedule 4.06 or (ii) terminated or allowed to expire any Contract pursuant to which the Company leased any asset;

(n)               entered into any Contract outside of Contracts and purchase orders entered into in the ordinary course of business, to provide services that could reasonably be expected to result in the Company being required to commit in excess of $100,000 for either working capital or the purchase of assets to fulfill its obligations under such Contract;

(o)               failed to maintain in full force and effect the Insurance Policies;

(p)               made or revoked any material election with regard to Taxes or filed any material amended Tax Returns;

(q)               commenced or settled any criminal or material civil Claim; or

(r)                committed to do any of the foregoing.

Section 4.07       Title to and Conditions of Assets; Real Property.

(a)               The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, or with respect to leased properties and assets, valid leasehold or sub-leasehold interests therein, free and clear of all Liens, except for Permitted Liens. The property and equipment of the Company and all other tangible property that is used in the operation of its business is in good operating condition and repair, subject to normal wear and tear, are adequate and suitable in all material respects for the uses to which they are being put and the operation of such businesses.

(b)               Schedule 4.07 identifies all real property owned, leased or subleased by the Company (the “Real Property”). The Real Property is all of the real property necessary for the conduct of the business of the Company as presently conducted. Neither the Sellers nor any of their Affiliates, including the Company, has leased or otherwise granted to any Person the rights to use or occupy any owned Real Property or any portion thereof. There are no outstanding options to purchase such owned Real Property or any portion thereof or interest therein. The Company does not have an option to acquire any real property. The Company’s interest in any lease or sublease with respect to such Real Property is not subject to any Lien, except Permitted Liens. Each lease agreement to which the Company is a party regarding Real Property is a valid and binding obligation of the Company, as applicable, and is in full force and effect and is enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity. The Company is not in or, alleged to be in, breach or default under any of such lease agreements. There are no Contracts to which the Company is a party granting to any Person the right of use or occupancy of any such leased Real Property, and there are no parties (other than the Company) occupying any of such leased Real Property. The Company’s occupation, possession and use of the Real Property has not been disturbed and no claim has been asserted or threatened adverse to the rights of the Company to the continued occupation, possession and use of any of the Real Property. The Real Property is supplied with all utilities adequate to serve such Real Property for the Business’ current use thereof.

Section 4.08       Tax Matters. Except as set forth on the attached Schedule 4.08:

(a)               The Company has properly prepared and duly and timely filed (taking into account any applicable extensions) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which any such Tax Returns were required to be filed. Each such Tax Return has been prepared in compliance in all material respects with all applicable laws, and all such Tax Returns are accurate, complete and correct in all material respects. All Taxes payable by or on behalf of the Company, regardless of whether shown on such Tax Returns, have been fully and timely paid. The Company has made available to the Buyer correct and complete copies of all Tax Returns of the Company for taxable periods ending on or after December 31, 2015, and all examination reports, and statements of deficiencies assessed against or agreed to by the Company issued since January 1, 2016. The Company has complied in all material respects with all applicable laws and regulations relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Bodies all Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

(b)               The Company is not the beneficiary of any extension of time within which to file any Tax Return, which Tax Return has since not been filed. No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation) has been executed or filed with any Governmental Body by or on behalf of the Company. No power of attorney with respect to any Tax matter is currently in force.

(c)               No Tax Return concerning or relating to the Company or with respect to the Company’s income, operations, assets or activities for any taxable period or portion thereof since December 31, 2016 has been audited or examined by a Governmental Body. There is no Tax Proceeding pending or, to the Company’s Knowledge, threatened against or with respect to the Company. All deficiencies asserted or assessments made as a result of any audits or examinations by any Governmental Body of the Tax Returns of or covering or including the Company have been fully paid. No claim has been made by a Governmental Body in a jurisdiction where Tax Returns concerning or relating to the Company or with respect to the Company’s income, operations, assets or activities have not been filed that it is or may be subject to taxation by that jurisdiction. No issue has been raised by any Governmental Body in any prior audit or examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(d)               The Company is not a party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar agreement or arrangement.

(e)               Neither the Company, nor any Person on behalf of the Company, has (1) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any Knowledge that a Governmental Body has proposed any such adjustment or change in accounting method, or has any application pending with any Governmental Body requesting permission for any changes in accounting methods that relate to the business or operations of the Company or (2) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company. The Company is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date.

(f)                The Company is not a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or has not filed or been included in a combined, consolidated or unitary income Tax Return with another Person. The Company has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by Contract or otherwise. The Company does not own any interest in any Person that is treated as a partnership for U.S. federal income Tax purposes or would be treated as a pass-through or disregarded entity for any Tax purpose.

(g)               There are no Liens for Taxes on the assets of the Company, except for Liens for Taxes not yet due and payable.

(h)               The Company has disclosed on its Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not and has not been a party to any “reportable transaction” as defined in Treasury Regulation § 1.6011-4.

(i)                 None of the Sellers is a foreign person within the meaning of Section 1445 of the Code or any other laws requiring withholding of amounts paid to foreign persons. The transactions contemplated herein are not subject to Tax withholding provisions under the Code or any other applicable Law.

(j)                 None of the assets of the Company is (1) required to be or are being depreciated under the alternative depreciation system of Section 168(g)(2) of the Code, (2) subject to Section 168(f) of the Code, or (3) property that the Company will be required to treat as “tax exempt use property” within the meaning of Section 168(h)(1) of the Code. The Company has not issued any “industrial development bonds” as contemplated in the Internal Revenue Code of 1954, as amended prior to the enactment of the Code, or “private activity bonds” within the meaning of Section 141 of the Code or other tax exempt financings to acquire or lease assets of the Company.

Section 4.09       Contracts and Commitments.

(a)               Except as set forth on the attached Schedule 4.09(a), the Company is not a party to any, whether written or oral:

(i)                 collective bargaining Contract with any labor union;

(ii)                bonus, pension, profit sharing, retirement or other form of deferred compensation plan, or stock purchase, stock option or similar plan, other than as set forth on Schedule 4.12;

(iii)               Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of $35,000 per annum;

(iv)               Contract providing for severance payments in excess of $25,000;

(v)                Contract evidencing, securing or otherwise relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of the assets of the Company;

(vi)               guaranty of any Indebtedness;

(vii)              Contract under which it is lessee of, or holds or operates, any real or tangible personal property owned by any other Person;

(viii)             Contract under which it is lessor of or permits any third-party to hold or operate any tangible property, real or personal;

(ix)               Contract in excess of $100,000 with any (x) Major Customer to provide goods, services, or products or (y) Major Supplier to purchase goods, services, or products;

(x)                Contract which prohibits the Company from freely engaging in business anywhere in the world;

(xi)               Contract containing a standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of any other party;

(xii)              Contract providing for the indemnification by the Company of any Person, except for any such Contract that (x) is not material to the Company and (y) was entered into in the ordinary course of business consistent with past practice;

(xiii)             Contract that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $50,000;

(xiv)             Contract with any Person (other than purchase orders entered into in the ordinary course of business) that is reasonably likely to require either (x) annual payments to or from the Company of more than $100,000 or (y) aggregate payments to or from the Company of more than $100,000;

(xv)              Contracts creating any partnership or joint venture or similar arrangement involving the sharing of profits or losses;

(xvi)             Contracts containing exclusivity or “most-favored-nations” provisions;

(xvii)            any agreement (including confidentiality, non-compete, non-solicitation and restrictive covenant agreements) that purports to limit the Company’s (or, to the Company’s Knowledge, any of its employees’ or independent contractors’) freedom to compete and engage in business freely in any line of business or in any geographic area; or

(xviii)           Contracts with any Related Party.

Except as identified on Schedule 4.09(a) with respect to limitations imposed by confidentiality commitments under applicable law, true and complete copies of each written Contract listed on Schedule 4.09(a) have been made available to the Buyer (including all modifications, amendments and supplements thereto).

(b)               Except as identified on Schedule 4.09(b), each of the Contracts is a valid and binding obligation of the Company, and, to the Knowledge of the Company, is valid, binding, and enforceable against the other parties thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and general principles of equity. Except as set forth on Schedule 4.09(b), (i) the Company has performed all of its material obligations required to be performed as of the date of this Agreement under, and is not in material default under (or, to the Company’s Knowledge, is not alleged to be in breach of or default under) each Contract, (ii) to the Knowledge of the Company, no other party to any Contracts is in material default thereunder, and (iii) to the Company’s Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default in any material respect by the Company or by any such other party thereto, or permit termination, modification or acceleration, under such Contract. There has been no termination or notice of default received by the Company or, to the Knowledge of the Company, any threatened termination or notice of default under any Contract, except as listed on Schedule 4.09(b).

(c)               Except as otherwise set forth on Schedule 4.09(c), the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining. Except as set forth on Schedule 4.09(c), no Affiliate of the Company is a party to any Contract relating to the Business. Each Contract of the Company relates solely to the Business (and not to any other business in which the Company or the Sellers or any of their Affiliates may be engaged).

Section 4.10       Intellectual Property. Schedule 4.10 sets forth a list of all Intellectual Property (other than items falling within clause (v) and (vii) of the definition of Intellectual Property and “off-the-shelf” commercially available Software) owned or licensed by the Company and used in and material to the conduct of the Business. The Company’s rights in the Intellectual Property owned by or licensed to it constitute all the rights in Intellectual Property required for the operation of the Business as presently conducted in the last five (5) years. No claim or allegation has been asserted or, to the Knowledge of the Company, threatened by any third party that the use or exploitation by the Company of any Intellectual Property infringes, misappropriates or violates the Intellectual Property of any third-party. To the Company’s Knowledge, the operation of the Business does not infringe, misappropriate or violate any Intellectual Property of third parties. No action before any Governmental Body has been instituted, settled or, to the Company’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property is subject to any outstanding order or decree of any Governmental Body directed specifically at the Company. The Company has not made any indemnification payments to any Person for or against any infringement with respect to any intangible rights. To the Company’s Knowledge, no third party is infringing or misappropriating any Intellectual Property of the Company. The Company has taken commercially reasonable steps to protect the confidentiality of the Company’s trade secrets. Schedule 4.10 lists all material licenses and sublicenses whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, as licensee with respect to any Intellectual Property that is used in or necessary for the Business. The Company has made available to Buyer true and complete copies of all such agreements or the forms thereof other than with respect to off the shelf software and programs. To the Company’s Knowledge, all such agreements are valid, binding and enforceable between the Company and the other parties, and the Company and, to the Company’s Knowledge, the other parties are in full compliance with the terms and conditions of such agreements. Except as set forth on Schedule 4.10, no interest in the Company’s Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company or the Sellers to any Person other than in the ordinary course of the Company’s business. Except as disclosed on Schedule 4.10, (i) neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code owned by the Company and included in any Products (“Company Source Code”), and (ii) to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. Schedule 4.10 lists all Products that are or contains open source software or software that is distributed under a licensing or distribution model that requires, as a condition of use, modification and/or distribution of such software (or other software incorporated into, derived from or distributed with such software) that the software be disclosed or distributed in source code form, be licensed for the purpose of making derivative works, or be redistributable at no or minimal charge (including but not limited to the GNU General Public License) that (i) the Company licenses to a third party in connection with the Business; (ii) the Company provides on a software-as-a-service or similar basis in connection with the Business; or (iii) is otherwise incorporated into, combined with, or distributed in conjunction with any Products in connection with the Business (collectively, “Incorporated Open Source Software”) and identifies the software and the type of license or distribution model governing its use. The Company’s use and/or distribution of each component of Incorporated Open Source Software with or in any Products complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any obligation to disclose or distribute any Company Source Code in source code form, to license any such Company Source Code or other Intellectual Property owned by the Company for the purpose of making derivative works, or to distribute any such Company Source Code owned by the Company without charge.

Section 4.11       Litigation. Except as set forth in Schedule 4.11, there are no civil, criminal or administrative causes of action, hearings, arbitrations, audits, or other proceedings pending or, to the Knowledge of the Company, threatened against the Company, at law or in equity, before or by any Governmental Body. Except as set forth in Schedule 4.11, the Company is not subject to any outstanding judgment, order or decree of any Governmental Body directed specifically at the Company. No Governmental Body has indicated in any writing received by the Company any intention to conduct any audit, investigation or other review with respect to the Company, other than audits, investigations or reviews that have been favorably resolved in the Company’s favor and concluded without any liability to the Company. Schedule 4.11 sets forth a true and correct listing of all material actions, suits, claims or proceedings before any Governmental Body against the Company that were pending, settled or adjudicated in the last seven (7) years.

Section 4.12       Employee Benefit Plans.

(a)               Schedule 4.12 lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and each other employment, incentive (equity or otherwise), severance, option, deferred compensation, retention, change in control, fringe benefit, or other compensatory agreement, policy, plan, manual or arrangement provided or maintained by the Company or any ERISA Affiliate to, with or for the benefit of any current or former employee, director or consultant of the Company or any of their respective dependents or beneficiaries, including without limitation, the Company’s Section 125 Cafeteria Plan and 401(k) Plan (each, a “Plan”). Each Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified, and the Company has no Knowledge of any facts or circumstances that could reasonably be expected to jeopardize the qualification of such Plan. Each trust maintained in connection with each such qualified Plan is exempt from taxation. The Plans comply in form and in operation in all material respects with their terms and the requirements of all applicable laws and regulations. Schedule 4.12 also lists all vacation and sick leave policies and all medical, dental, disability and life insurance policies maintained by the Company.

(b)               With respect to each Plan, the Company has made available to the Buyer true and complete copies of the following documents, as applicable: (i) all plan documents of each Plan; (ii) all funding and administrative arrangement documents including trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements; (iii) the most recently filed Form 5500; (iv) the summary Plan description and each summary of material modification; and (v) the most recent financial statement. In the case of any material unwritten Plan or other benefit program or agreement, a written description of such has been furnished to Buyer. All amendments required to bring any Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted.

(c)               With respect to the Plans, (i) all required contributions by the Company have been timely made, (ii) there are no civil, criminal or administrative causes of action, hearings, arbitrations, audits or other proceedings pending or, to the Knowledge of the Company, threatened, other than routine claims for benefits, (iii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and (iv) all material reports, returns and similar documents required to be filed by the Company with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(d)               Neither the Company, nor any of its ERISA Affiliates, contributes to, has ever contributed to or has ever incurred any liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e)               The execution and delivery of this Agreement and performance of the transactions contemplated hereby will not (i) constitute an event under any Plan or Contract that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of the Company, or (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Company to amend or terminate any Plan.

(f)                None of the Plans, if administered in accordance with their terms, would result in the imposition of interest or an additional tax on any participant thereunder pursuant to Section 409A.

(g)               Except as required by COBRA, no Plan provides post-termination group health or other welfare benefits to any current or former employee, director or consultant (or any of their dependents or beneficiaries).

Section 4.13      Insurance. The attached Schedule 4.13 sets forth each insurance policy (including fire, commercial liability, products liability, professional liability, construction all-risks, workers’ compensation and vehicular) maintained by the Company on the Business and its properties, assets, products or personnel (the “Insurance Policies”), including, with respect to each Insurance Policy, the name of the insurer, the policy effective dates, the annual premiums, the limits and the deductibles. To the Company’s Knowledge, such policies are sufficient for compliance by the Company with all applicable Contracts of the Company, applicable material governmental permits, and applicable Laws. Each of the Insurance Policies is valid and binding and in full force and effect. All premiums due thereunder have been paid when due, and the Company has not received any notice of cancellation or termination or intent to cancel any Insurance Policy. The Insurance Policies will not terminate or lapse by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Company is not in default with respect to any provision contained in any Insurance Policy and has not failed to give any notice or present any applicable claim under any insurance policy in due and timely fashion. To the Company’s Knowledge, the Company has complied in all material respects with all requirements to purchase insurance under any Contract or law applicable to the Company. None of the insurance carriers have provided notice to the Company (i) of an intention to cancel any such policy or to materially increase any insurance premiums (including workers’ compensation premiums), or (ii) that any insurance required to be listed on Schedule 4.13 will not be available in the future on substantially the same terms as currently in effect.

Section 4.14       Environmental Compliance.

(a)               Except as set forth in Schedule 4.14(a), to the Company’s Knowledge, the Company is, and for the five (5) years prior to the date hereof has been at all times, in compliance in all material respects with all Environmental Laws applicable to its operations.

(b)               Except as set forth in Schedule 4.14(b), to the Company’s Knowledge, the Company has not received in the five (5) years prior to the date hereof a written notice or other communication from any Governmental Body regarding any actual or alleged violation of or liability or investigatory, corrective or remedial obligation under Environmental Laws.

(c)               Except as set forth in Schedule 4.14(c), (i) neither the Company nor any Affiliate of the Company has at any time Released, nor to the Company’s Knowledge has it at any time allowed or arranged for any third party to Release, Hazardous Substances to, at or upon: (a) any location other than a site lawfully permitted to receive such Hazardous Substances; (b) any parcel of real property owned, used or leased at any time, including without limitation the Real Property, by the Company, except in compliance with applicable Environmental Laws; or (c) any site which, pursuant to the Comprehensive Environmental Response, Compensation, and Liabilities Act of 1980, as amended (CERCLA) or any similar state or other Law, has been placed on the National Priorities List or its equivalent under any state or other Law, or as to which the Environmental Protection Agency or any relevant state agency or other Governmental Body has notified the Company (or any Affiliate of the Company) that it has proposed or is proposing to place on the National Priorities List or such equivalent; and (ii) there has not occurred while occupied by the Company, nor is there presently occurring, a Release, or, to the Knowledge of the Company, any threatened Release of any Hazardous Substance on, into or directly beneath the surface of any Real Property. Schedule 4.14(c) also sets forth the Hazardous Substances presently used on the Real Property.

(d)               To the Company’s Knowledge, the Company has obtained and is in compliance with all permits, licenses and authorizations required under Environmental Laws for the operation of the Business as presently conducted, including all environmental, health and safety governmental permits necessary for the Company’s operation of the Real Property as is presently conducted.

(e)               The Company has delivered or made available to the Buyer true and complete copies of all environmental reports, studies, analyses, tests, audits, assessments or monitoring undertaken by the Company, or its agents or representatives, relating to or affecting the Real Property, the Business or the Company.

Section 4.15       Permits; Compliance with Laws.

(a)               To the Company’s Knowledge, the Company holds and is in compliance, in all material respects, with all permits, certificates, licenses, approvals, registrations and authorizations required by it under all applicable Laws and regulations in connection with the conduct of the Business as presently conducted (collectively, “Permits”), except for those Permits the failure of which to hold could not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Company’s ability to conduct the Business as presently conducted. Schedule 4.15(a) sets forth all material Permits held by the Company. No loss or expiration of any such Permit is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

(b)               To the Company’s Knowledge, the Company is, and for the five (5) years prior to the date hereof has been, in compliance with all applicable Laws, including all applicable export-control, trade and economic sanctions Laws, the U.S. State Department’s International Traffic in Arms Regulations, U.S. Commerce Department’s Export Administration Regulations, and Laws maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, except for any noncompliance which could not, individually or in the aggregate, reasonably be expected to adversely affect the Company’s ability to conduct the Business as presently conducted. The Company has not, in the five (5) years preceding the date hereof, received any written notice from any Governmental Body alleging that the Company is in violation of any Law or regulation applicable to the conduct of the Business. No product sold or service provided by the Company during the last five (5) years has been sold directly or, to the Company’s Knowledge, indirectly by the Company to, or performed directly or, to the Company’s Knowledge, indirectly by the Company on behalf of, Cuba, Iran, Sudan, Syria or North Korea.

(c)               To the Company’s Knowledge, neither the Company nor any director, officer, employee or other Person acting on behalf of the Company, (i) has engaged, directly or indirectly, in any violation of the Foreign Corrupt Practices Act, or any other applicable anti-bribery or anti-corruption Law (collectively, the “Anti-Corruption Laws”), or any anti-boycott, anti-terrorism, or arms-control Laws or sanctions programs, or (ii) has ever been the subject of any bribery, money laundering or anti-kick-back proceeding by any Governmental Body. The Company has not conducted business with any restricted party identified in writing by the U.S. government as a Person with whom or with which conducting business would constitute a violation by the Company of U.S. Law. Without limiting the foregoing, (1) neither the Company nor any of its directors, officers, employees or other Persons acting on its behalf, has, directly or indirectly, taken any action, or failed to act, in a manner that would be a violation of any Anti-Corruption Laws; and (2) none of the officers, directors, or employees of the Company are Government Officials. Except as set forth on Schedule 4.15(c), during the last five (5) years, the Company has not performed any service or sold any product to customers in Iraq, Kuwait, Lebanon, Libya, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates, or the Republic of Yemen.

Section 4.16        [Intentionally Deleted].

Section 4.17       Broker Fees. Neither the Company, nor any Person acting on its behalf, has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or similar intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.18       Labor and Employment Matters.

(a)               To the Company’s Knowledge, except as set forth on Schedule 4.18(a), the Company is, and for the two (2) years prior to the date hereof has been, in compliance in all material respects with all applicable Laws and regulations respecting employment and employment practices, including provisions relating to overtime pay, wages and hours, equal opportunity, collective bargaining, nondiscrimination, harassment, immigration, occupational health and safety, and the payment of social security and other payroll Taxes. Except as described in Schedule 4.18(a) hereto, the Company has not instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees since January 1, 2015, and no such freezes or temporary salary adjustments instituted prior to January 1, 2015 are currently in effect. To the Knowledge of the Company, there are no organizing activities or collective bargaining arrangements that could affect the Company pending or under discussion with any labor organization or group of employees of the Company, and to the Knowledge of the Company no such activities have occurred in the five (5) years preceding the date hereof. In the five (5) years preceding the date hereof, there has not been any labor strike, slowdown or work stoppage by any employees of the Company. There are no pending or, to the Knowledge of the Company, threatened charges of unfair labor practices, employment discrimination or other wrongful action before any Governmental Body with respect to any aspect of employment of any person by the Company employed or formerly employed by the Company. Except as set forth on Schedule 4.18(a), the Company has not received, within the past five (5) years, any written notification of any grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure (including any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. The Company has not received written notice of pending or threatened changes of employment status with respect to (including resignation of) the current senior management or key supervisory personnel of the Company. Except as set forth in Schedule 4.18, the Company has not classified an individual as an “independent contractor” or of similar status who, according to a Plan or Contract or applicable Law, should have been classified as an employee or of similar status. The Company has no “leased employees” within the meaning of Section 414(n) of the Code.

(b)               The Company has delivered to Buyer a complete and accurate list of the following information for each employee, director, officer or manager of the Company, including each employee on leave of absence or layoff status: name; job title (including whether full or part time); current compensation paid or payable and any change in compensation since January 1, 2015; immigration status; a description of the fringe benefits provided to such employee as of the date of this Agreement; tenure with the Company; and service credited for purposes of vesting and eligibility to participate under the Plans.

(c)               No director or officer of the Company and, to the Knowledge of the Company, no other Company employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee, director or officer and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee, director or officer of the Company, or (ii) the ability of the Company to conduct its Business.

(d)               Except as set forth on Schedule 4.18(d), all employees of the Company are employed by the Company on an “at will” basis.

(e)               Except as set forth in Schedule 4.18(e), as of the Effective Date, all compensation, including wages, commissions and employment taxes, social security payments and similar governmental payments, payable to (or for the benefit of) employees, independent contractors or consultants of the Company for services performed on or prior to the Effective Date have been paid in full.

(f)                Schedule 4.18(f) sets forth all consulting arrangements between the Company and any Person. The Company is in compliance in all material respects with all laws applicable to such consulting arrangements.

(g)               Except as set forth on Schedule 4.18(g), each employee of the Company is properly classified with respect to eligibility for minimum wage and overtime under the FLSA and similar applicable state laws. To the Company’s Knowledge, all employees of the Company who reside and/or work in the United States are residing and/or working in the United States (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States and (ii) in compliance with all applicable Laws, rules and regulations relating to immigration and naturalization, including but not limited to, the Immigration Act of 1997, as amended, and the Labor Condition Application requirements and regulations of the U.S. Department of Labor. Except as set forth on Schedule 4.18(g), no action, suit, proceeding, hearing, charge, complaint or claim has been filed or commenced against the Company or, to the Company’s Knowledge, threatened, by or on behalf of any employees, that (a) alleges any failure so to comply or (b) seeks removal, exclusion or other restrictions on (i) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (ii) the Company’s continued ability to sponsor employees for immigration benefits and, to the Company’s Knowledge, there is no reasonable basis for any of the foregoing. To the Company’s Knowledge, there is no reasonable basis to believe that any employee will not be able to continue to so reside and/or accept employment lawfully in the United States in accordance with all such Laws, rules and regulations. The Company and its personnel maintain all security clearances which are necessary for the Company’s operation of the Business.

Section 4.19       Related Party Transactions.

(a)               Except as set forth on the attached Schedule 4.19(a), no Related Party (i) has any interest in any property (real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business, or (ii) owns, of record or as a beneficial owner, an equity interest or any other financial interest in a Person that has business dealings or a material financial interest in any transaction with the Company.

(b)          Except as set forth on the attached Schedule 4.19(b), the Company is not indebted, directly or indirectly, to any Related Party in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses or obligations owed under Company employee benefit plans, nor is any Related Party indebted to the Company, except for advances made to employees of the Company in the ordinary course of business for reimbursable business expenses anticipated to be incurred by such obligor.

(c)           Effective as of the Closing, all Contracts with Related Parties set forth on Schedule 4.19(c) will be terminated and the Company will be fully released of all of their obligations under such Contracts, without any additional cost, obligation, liability or loss to the Company. The Company has delivered or made available to the Buyer written evidence of such terminations and releases.

Section 4.20        Customers and Suppliers.

(a)          Except as limited by confidentiality commitments under applicable law, Schedule 4.20(a) sets forth a list of the ten (10) largest customers of the Company for the years ended December 31, 2017 and 2018 and the six months ended June 30, 2019 (collectively, the “Major Customers”) showing the total sales made by the Company to each such Major Customer during each such period. To the Knowledge of the Company, no Major Customer has notified the Company or threatened to materially decrease or limit its purchase of products or receipt of services from the Company. Since December 31, 2017, other than as disclosed on Schedule 4.20(a), no termination, cancellation or material limitation of, or any material modification or change in, the business relationship with the Company has occurred or, to the Knowledge of the Company, has been threatened by any Major Customer. Except as set forth on Schedule 4.20(a), the Company has not received any pre-payments, advances or advanced payments from any Major Customer. Except as set forth on Schedule 4.20(a), no Major Customer has a right to receive any rebate, allowance, cash incentive payment or other back-end payment or to receive any discount for early payment. Schedule 4.20(a) sets forth a true, correct and complete list of all material customer complaints received in writing or otherwise documented by the Company (or any Affiliate of the Company or the Sellers with respect to the Business) during each of the 2017 and 2018 fiscal years and during fiscal year 2018 to date, including, the date such complaint was received by the Company, the customer name, a description of the complaint including the date of the complaint and a description of the resolution of each complaint.

(b)          Schedule 4.20(b) sets forth a list of the ten (10) largest suppliers (of goods, services, equipment or otherwise) of the Company for the years ended December 31, 2017 and 2018 and the six months ended June 30, 2019 (collectively, the “Major Suppliers”) showing the total purchases made by the Company from each such Major Supplier during each such period. To the Company’s Knowledge, no Major Supplier has threatened to materially decrease or limit its sale of assets to the Company. Since December 31, 2017, other than as disclosed on Schedule 4.20(b), no termination, cancellation or material limitation of, or any material modification or change in, the business relationship with the Company has occurred or, to the Knowledge of the Company, has been threatened by any Major Supplier. Schedule 4.20(b) sets forth a true, correct and complete list of all material complaints from Major Suppliers received in writing or otherwise documented by the Company (or Sellers or any Affiliate thereof) during each of the 2016, 2017, and 2018 fiscal years and during fiscal year 2018 to date.

Section 4.21         Inventories. The Company has delivered, or made available, to Buyer a true, correct and complete list of all Inventories of the Company as of June 30, 2019.

Section 4.22       Computer System. All computer hardware and software and related materials used by the Company, including all such computer hardware, software and related materials (herein collectively referred to as the “Computer System”) are owned or licensed by the Company (and not any other Affiliate thereof) and are in good working order and condition, subject to normal wear and tear and, in the case of software, with no assurance of being error or virus free. The Computer System has the performance capabilities, processing capacity, resources, characteristics and functions necessary to the conduct of the business and operations of the Company. To the Company’s Knowledge, the use of the Computer System by the Company (including any software modifications) has not violated or infringed upon the rights of any third parties. The Company uses commercially reasonable efforts to maintain Computer System back-up and recovery capabilities to help ensure that a system problem does not impact customer facing capabilities or revenue streams. The Company uses commercially reasonable efforts to maintain Computer System and network security controls that help safeguard such Computer System against the risk of business disruption arising from virus attacks, unauthorized activities of any employee or contractor of the Company, hackers or any other Person.

Section 4.23         Absence of Certain Business Practices. To the Company’s Knowledge, neither the Company nor any Affiliate or agent of any of the Company, or any other Person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which is unethical, not at arms-length or in violation of law applicable to the Company.

Section 4.24        Names. All names under which (i) the Company does business, and has during the past five (5) years done business, and (ii) the Business operates, and has during the past five (5) years operated, are specified on Schedule 4.24.

Section 4.25        List of Accounts. Schedule 4.25 contains a list of all bank and securities accounts, and all safe deposit boxes, maintained by the Company and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto.

Section 4.26        Schedules. Disclosure of any fact or item in any paragraph or section of the Schedules shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross reference appears, but only to the extent that it is reasonably apparent on its face that such fact or item applies to such other paragraph or section.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants (severally with respect to himself, herself or itself, as the case may be, and not jointly and severally with others) to the Buyer as of the date of this Agreement as follows:

Section 5.01        Authority. Such Seller has all requisite legal capacity, power and authority to execute and deliver this Agreement and to perform such Seller’s obligations hereunder.

Section 5.02         Binding Obligations. This Agreement and the Other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller and constitute valid and binding agreements of such Seller, enforceable in accordance with their respective terms, except as their enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles, and except to the extent that rights to indemnification or contribution may be prohibited by public policy or Federal securities laws.

Section 5.03       Purchased Shares. Such Seller has full right, power and authority to sell, transfer, assign and deliver the Purchased Shares. Such Seller is the sole registered and beneficial owner of the Purchased Shares and has good and valid title to such Purchased Shares, free and clear of all Liens (other than restrictions on transfer imposed by the Securities Act or state securities laws). Such Seller is not a party to any voting trust agreement or other contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to voting, dividend or other rights with respect to the Purchased Shares.

Section 5.04        No Contravention. The execution, delivery and performance by such Seller of this Agreement and the Other Transaction Documents to which such Seller is a party, the consummation by such Seller of the transactions contemplated hereby and thereby to be performed by such Seller and the compliance with the provisions hereof and thereof by such Seller do not (a) conflict with, result in the breach of, or constitute a default under, or require any authorization, consent, approval, exemption or other action by or notice to any third party or Governmental Body, under the provisions of any agreement or other instrument to which such Seller is a party or by which the property of such Seller is bound or affected, or (b) violate any laws, regulations, orders or judgments applicable to such Seller.

Section 5.05        No Claims. There is no claim pending or, to the actual knowledge of such Seller, threatened against such Seller, or such Seller’s properties or assets, that if adversely determined, individually or in the aggregate, could reasonably be expected to materially impair such Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 5.06       Brokers or Finders. Such Seller has not incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 6.01       Organization and Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, with full right, power and authority to enter into and perform and do all things contemplated under this Agreement and the Other Transaction Documents to which it is a party necessary to give effect to the provisions of this Agreement and such Other Transaction Documents.

Section 6.02       Authorization and Binding Obligations. The execution, delivery and performance by the Buyer of this Agreement and the Other Transaction Documents to which the Buyer is a party have been duly and validly authorized by all necessary action, including approval of the entire transaction by the requisite vote of the Board of Directors of the Buyer. This Agreement and the Other Transaction Documents to which the Buyer is a party have been duly executed and delivered by the Buyer, as the case may be, and constitute valid and binding agreements of the Buyer, enforceable in accordance with their respective terms, except as their enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles, and except to the extent that rights to indemnification or contribution may be prohibited by public policy or Federal securities laws.

Section 6.03        No Contravention. The execution, delivery and performance of this Agreement and the Other Transaction Documents to which the Buyer is a party, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by the Buyer do not (a) violate any provision of the Articles of Incorporation or bylaws of the Buyer, (b) conflict with, result in the breach of, or constitute a default under, or require any authorization, consent, approval, exemption or other action by or notice to any third party or Government Body, under the provisions of any agreement or other instrument to which the Buyer is a party or by which the property of the Buyer is bound or affected that has not been obtained, or (c) violate any Laws, regulations, orders or judgments applicable to the Buyer.

Section 6.04        Securities Act Matters. The Buyer is purchasing the Purchased Shares for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such Purchased Shares or any part thereof. The Buyer acknowledges that the Purchased Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available. The Buyer is an “accredited investor” within the meaning of Regulation D under the Securities Act. The Buyer (i) is offering to purchase and purchasing the Purchased Shares after having made an investigation of the business, finances and prospects of the Company, (ii) has been furnished information and materials relating to the business, finances and operation of the Company in response to its inquiries; (iii) has been given an opportunity to make any further inquiries desired of the Seller, management and any other personnel of the Company and has received responses to such inquiries that it deems satisfactory, and (iv) understands that it must bear the economic risk of the investment represented by the purchase of the Purchased Shares for an indefinite period.

Section 6.05         Brokers or Finders. The Buyer has not incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby.

Section 6.06         Wholly-Owned Subsidiary. The Buyer is a wholly-owned subsidiary of Parent.

ARTICLE VII
COVENANTS OF THE PARTIES

Section 7.01       Release. Effective as of the Closing, each Seller, for himself, herself or itself, as applicable, and for such Seller’s heirs, successors and assigns, does hereby release and forever discharge the Company and its successors of and from any and all claims, actions, causes of action, demands, suits, covenants, agreements, representations, obligations, costs, liabilities, expenses, losses and debts of any nature whatsoever, both at law and in equity, relating to any matter, claim or right, whether presently known or unknown, which any of them now have, ever had or may have against such released parties arising from or relating to any facts or events occurring at or prior to the Closing; provided, however, that such release and discharge under this Section 7.01 (a) shall not apply to, affect or diminish the rights of such Seller under this Agreement or under any of the Other Transaction Documents, (b) shall not release or discharge the obligations of the Buyer or the Company under this Agreement or under any of the Other Transaction Documents, (c) shall not release or discharge any employee compensation or benefits accruing in the ordinary course, (d) shall not release or diminish any rights of such Seller to indemnification by the Company under applicable law or the Company’s Organizational Documents associated with such Seller’s service as an employee, officer or director of the any Company, or (e) shall not release or diminish any claim or action to enforce the Seller’s rights regarding items (a) through (d) of this Section 7.01.

Section 7.02       Confidentiality. As of the Closing and at all times after the Closing, each Seller hereby agrees to retain in confidence, and not use for his benefit or the benefit of others, all confidential and proprietary information of the Company, including without limitation, (a) customer and supplier information, including lists of names and addresses of customers of the Company, (b) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (c) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company, (d) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Company’s information systems, software and other intellectual property, (e) information identified as confidential or proprietary in internal documents of the Company, and (f) all information that is or would be a trade secret or other proprietary intellectual property of the Company (the “Confidential Information”), and hereby agrees to not disclose such Confidential Information to anyone other than the other parties hereto, except with the express written consent of Buyer, except as required by applicable law or except in connection with disputes over the terms of, or to enforce such party’s rights with respect to the Company or rights under, this Agreement, or any Other Transaction Document; provided, however, that the Sellers may disclose relevant Confidential Information to such party’s attorney, accountant or other representative, so long as such party advises that such information shall be kept confidential, such party hereby agreeing to be responsible for any breach of this covenant by such attorney, accountant or other representative; and provided further that the term “Confidential Information” shall not include any information which (a) becomes publicly known through no wrongful act of any party as a result of being readily ascertainable from public or published information, or trade sources or (b) is received from a third party not under an obligation to keep such information confidential. Each Seller acknowledges that the success of the Company after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by such Seller, that the preservation of the confidentiality of such information by such Seller is an essential premise of the bargain between the parties, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 7.02.

Section 7.03         Non-Competition; Non-Solicitation; Standstill.

(a)           In furtherance of the sale of the Company to the Buyer hereunder by virtue of the transactions contemplated hereby and to more effectively protect the value of the business so sold, each Seller covenants and agrees that beginning on the Closing until three years from and after the Closing Date (such period, the “Restricted Period”), such Seller shall not, (1) , other than pursuant to this Section 7.03(a), directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, employee, consultant, joint venturer, investor, licensor, lender or in any other capacity, alone, or in association with any other person, engage anywhere in the world where the Business has been conducted (the “Territory”) in any activity competitive with the Business as conducted on September 1, 2019 (“Competitive Activity”), whereby a “Competitive Activity” shall be deemed to include the construction of water treatment infrastructure or the operation, maintenance or management of water treatment infrastructure, but shall not be deemed to include any other activity conducted in the past, present, or future by (A) Pacific Advanced Civil Engineering, Inc., a California corporation (B) Pacific Aquascape Inc., a California corporation, (C) Pacific Aquascape International Inc., a Utah corporation, and (D) H2O Investments (PEARL) LLC, a California limited liability company; (2) be employed by or serve as an employee, agent, lender, investor, holder of equity or debt securities, representative, officer, director of, or as an advisor or consultant to, any Person which engages, plans to engage or is considering engaging in any Competitive Activity within the Territory, or (3) utilize his special knowledge of the Business and his relationships with customers, suppliers and others, or assist any other Person, to compete with, prevent the Company from obtaining, or divert business away from the Company in any facet of the Business as conducted September 1, 2019. Notwithstanding anything to the contrary contained herein, solely for purposes of this Section 7.03(a), the “Restricted Period” for Robert Nespeca shall mean the longer of (X) 18 months from the Closing Date and (Y) the “Term” (as such term is defined in the Employment Agreement of even date herewith between the Company and Mr. Nespeca); provided that in no event shall such Restricted Period exceed three years from the Closing Date.

(i)               If any Seller (such Seller, the “Competing Seller”) shall propose to engage in any activity/opportunity that would constitute a Competitive Activity prohibited by Section 7.03(a)(1), such Competing Seller shall first notify the Company of the proposed activity/opportunity. Such notification shall be made by a written notice (the “Notice of Proposed Activity”) delivered to the Company, setting forth the material facts regarding the activity/opportunity in sufficient specificity to identify the activity/opportunity and to allow the Company to evaluate the activity/opportunity to determine whether to pursue the activity/opportunity itself. If the Company does not notify the Competing Seller of the Company’s decision to pursue the activity/opportunity identified in the Notice of Proposed Activity within five (5) Business Days after the Company shall have received the Notice of Proposed Activity, then the Competing Seller shall have the right, following expiration of such fifth (5th) Business Day after the Company shall have received the Notice of Proposed Activity, to engage in the activity/opportunity identified in the Notice of Proposed Activity.

(ii)              The covenants in this Section 7.03(a) shall not (i) be breached as a result of the beneficial ownership by the Sellers of (A) less than one percent (1%) of any class of publicly traded equity or debt securities of a Person engaged in any Competitive Activity, provided that the Sellers do not control such Person, or (B) any passive investment in any Person who, after the date of acquisition of such interest, commences any Competitive Activity, provided that neither Sellers nor any of their Affiliates or family (including spouses, children, spouses of children and grandchildren)), individually or collectively beneficially own more than five percent (5%) of such Person and no designee of the Sellers serves as a director or officer, or in any similar capacity, of such Person, or (ii) be breached by virtue of such Seller’s employment with the Company or any subsidiary of the Company or continued ownership of equity in the Company.

(b)          Without the prior consent of Buyer and other than on behalf of the Company or any subsidiary of the Company, each Seller agrees that such Seller shall not, for a period of five (5) years from the Closing Date, directly or indirectly, for himself, herself or itself, as applicable, or for any other Person, (i) call on or solicit any of the employees of the Company or its Affiliates (or any Person who had been such an employee in the preceding six (6) months) for purposes of entering into employment, consulting or other business arrangements with such Persons in a manner that would induce such Person to modify, limit, or terminate such Person’s relationship with the Company or its Affiliates or for any Competitive Activity, (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company for the purposes of engaging in any Competitive Activity, nor shall the Sellers make known the names and addresses of such customers or clients or any information relating in any manner to the Sellers’ trade or business relationships with such customers or clients as they directly pertain to the Business, (iii) hire any Person who was employed or engaged as a consultant by the Company in the preceding six (6) months prior to the Closing Date. Section 7.03(b)(iii) shall not restrict such Seller during the Restricted Period from engaging professionals that have provided accounting, tax or legal advice to the Company.

(c)          The restrictive covenants set forth in this Section 7.03 (the “Restrictive Covenants”) have been separately bargained for to protect the business, including goodwill, being retained by the Company and to ensure that the Company shall continue to have the full benefit of the value thereof. Each Seller recognizes and acknowledges that the business and markets of the Company are international in scope, and that the Buyer is investing substantial sums in purchasing the Purchased Shares and in consideration for the Restrictive Covenants, that such covenants and the territory, time limitation and scope of restrictions set forth in this Section 7.03 are necessary in order to protect and maintain the legitimate business interests of the Company and are reasonable in all respects, and that the Buyer would not consummate the transactions contemplated hereby but for such agreements. Each Seller agrees that any reduction to the territory, time limitation or scope of restrictions set forth herein would seriously undermine the efficacy of this Section 7.03 and the protections that it is intended to provide. Each Seller acknowledges and agrees that the covenants contained in this Section 7.03 are essential elements of this Agreement and that, but for these covenants Buyer would not have agreed to purchase the Company. Each Seller further expressly agrees and acknowledges that (a) the confidentiality, non-solicitation and non-competition covenants contained in this Section 7.03 (i) are supported by adequate consideration as a result of the benefit received by the through the sale of the Purchased Shares, (ii) are necessary for the protection of the Buyer’s legitimate business interests, including the Company’s trade secrets, goodwill and relationships with customers and suppliers and (iii) are not unduly restrictive of any rights of such Seller, and (b) in entering into and negotiating this Agreement and the terms hereof, there has been no disparity in bargaining power between the parties and the Sellers has been represented by counsel and fully understands the terms hereof.

(d)          If a Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 7.03, the Buyer shall have, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without having to prove actual damages or post a bond, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy.

(e)          In addition to the remedies the Company may seek and obtain pursuant to Section 7.03(d) hereof, the Restricted Period for the Sellers shall be extended by any and all periods during which the Sellers shall be found by a final non-appealable judgment of a court possessing personal jurisdiction over him to have been in violation of the Restrictive Covenants.

(f)          Whenever possible, each provision of this Section 7.03 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 7.03 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 7.03. If any provision of this Section 7.03 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 7.03 but shall be confined in its operation to the provision of this Section 7.03 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 7.03 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable Law.

Section 7.04         Tax Matters.

(a)          [Reserved].

(b)          [Reserved].

(c)          The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, the Company and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body.

(d)          [Reserved].

Section 7.05       Employee Transition Matters. The Buyer agrees to, or will cause the Company to, continue to employ after Closing, all of the employees of the Company employed immediately prior to the Closing Date (such employees are collectively referred to as “Transitioned Employees”). Subject to the Employment Agreements, each such Transitioned Employee shall be employed after the Closing at the same salary levels and vacation time-off received by the Transitioned Employee immediately prior to the Closing Date. Notwithstanding the above in this Section 7.05, but subject, however, to the Employment Agreements with the applicable Seller, nothing in this Agreement limits the rights of the Company to terminate the employment of any Transitioned Employee at any time after Closing or to eliminate or change the conditions of employment of a Transitioned Employee at any time after the one-year anniversary of the Closing Date, including the amendment or termination of any benefit plans, for any reason that the Company may, in its sole discretion, unilaterally determine and implement. Subject to the terms of the Employment Agreements with the applicable Seller, nothing in this Section 7.05 creates or is intended to create any rights in third parties or third party beneficiaries, including, without limitation, any rights to be employed or respecting the terms, conditions and duration of employment.

Section 7.06        Independent Investigation. Buyer has completed its independent investigation of the Company and has informed the Sellers in writing of all items that Buyer has identified which may conflict with or are not in compliance with the representations and warranties of the Sellers and the Company in this Agreement. Buyer confirms that the Sellers have made available to Buyer and its representatives the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company as Buyer has requested, and all such information has been received.

ARTICLE VIII
INDEMNIFICATION

Section 8.01        Survival. All representations, warranties and covenants or other agreements made by the parties herein (and in any closing certificate delivered pursuant hereto) shall survive the Closing and continue in full force and effect until the date that is 18 months from the Closing Date, except (i) for the representations and warranties set forth in Section 4.01(a) (Valid Corporate Existence and Authorization), Section 4.04 (Capitalization), Section 4.08 (Tax Matters), Section 4.17 (Broker Fees), Section 5.01 (Authority), Section 5.03 (Purchased Shares), Section 5.06 (Brokers or Finders), Section 6.01 (Organization and Standing), Section 6.02 (Authorization and Binding Obligations), Section 6.03 (No Contravention) and Section 6.05 (Brokers or Finders) (the “Fundamental Representations”), which shall survive until the latter of (a) the expiration of the applicable statutes of limitations and (b) 24 months from the Closing Date, and (ii) as to any matters with respect to which a bona fide written claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim). Any claims or matters made or brought with respect to such representations, warranties and covenants and other agreements (including any closing certificate delivered pursuant hereto) after the expiration of such provision as set forth above in this Section 8.01 shall be deemed barred under this ARTICLE VIII.

Section 8.02         Indemnification by the Sellers. Subject to the other terms of this ARTICLE VIII, after Closing,

(a)           Each Seller, severally in accordance with such Seller’s Sold Pro Rata Share, hereby agrees to indemnify and hold harmless the Buyer (hereinafter the “Buyer Indemnified Person”) from and against any and all losses, costs, damages, penalties, fines, liabilities and expenses (including without limitation all reasonable legal or other professional fees and expenses) arising from claims, demands, causes of action, injunctions, judgments, orders or rulings (collectively, “Damages”) incurred or sustained by the Buyer Indemnified Person as a result of any breach of any representation or warranty by the Company contained in ARTICLE VI herein or in any closing certificate delivered by the Company regarding ARTICLE VI; and

(b)          Each Seller, severally, hereby agrees to indemnify and hold harmless the Buyer Indemnified Person from and against any and all Damages incurred or sustained by Buyer Indemnified Person as a result of (i) any breach by such Seller of any representation or warranty contained in ARTICLE V herein or in any closing certificate delivered by such Seller regarding ARTICLE V, or (ii) any breach by such Seller of an Other Transaction Document to which such Seller is a party, or (iii) any breach by such Seller of a covenant or agreement of such Seller under this Agreement.

Section 8.03        Indemnification by the Buyer. After Closing, the Buyer hereby agrees to indemnify and hold harmless the Sellers from and against any and all Damages incurred or sustained by the Sellers as a result of:

(a)          any breach of any representation or warranty by the Buyer contained herein, in any Other Transaction Document to which the Buyer is a party or in any certificate delivered by the Buyer hereunder or thereunder; or

(b)          a breach by the Buyer of any covenant or other agreement contained herein or in any Other Transaction Document to which or the Buyer is a party.

Section 8.04         Limitations on Indemnification.

(a)           The obligations of the Sellers pursuant to the provisions of Section 8.02 are subject to the following additional limitations:

(i)               The Sellers shall not be liable to the Buyer Indemnified Person under Section 8.02(a)(i) until, and only to the extent, Damages incurred or sustained by the Buyer Indemnified Person regarding the matters covered by such Section 8.02(a)(i) exceed an amount equal to $100,000 in the aggregate (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Damages from the first dollar, provided that the Basket shall not apply to Fundamental Representations or for any claims arising from fraud;

(ii)              the aggregate liability of the Sellers under Section 8.02(a) and Section 8.02(b)(i) shall be limited to an aggregate amount equal to seventy-five percent (75%) of the Final Purchase Price (the “Cap”), except that the Cap shall be increased to an aggregate amount equal to one hundred percent (100%) of the Final Purchase Price to the extent of Damages by a Company or a Seller breach of Fundamental Representations, and except further that the Cap shall not apply to limit the extent of Damages for any claims arising from fraud.

(b)          From and after the Closing, each Seller shall not have, and hereby releases, any right of contribution, indemnification or other recourse against the Company under applicable law, the Organizational Documents of the Company or any other agreement with respect to any valid claim for indemnification hereunder by the Buyer Indemnified Person where the matter at issue is such Seller’s liability under this ARTICLE VIII.

Section 8.05        Procedure for Indemnification. The procedure to be followed in connection with any claim for indemnification by Buyer Indemnified Person under Section 8.02 or by the Sellers under Section 8.03 (an “Indemnity Claim”) is set forth below:

(a)          A Person that may be entitled to indemnification pursuant to Section 8.02 or Section 8.03 (the “Indemnified Party”) shall promptly give written notice (a “Notice of Claim”) to the party liable for such indemnification (the “Indemnifying Party”). A Notice of Claim shall set forth (A) a description, in reasonable detail, of the facts and circumstances with respect to the subject matter of such Indemnity Claim or potential Indemnity Claim, and (B) the anticipated total amount of the Indemnity Claim (including any costs or expenses which have been or may be reasonably incurred in connection therewith). The Indemnified Party’s failure to give prompt notice shall not constitute a defense (in whole or in part) to any Indemnity Claim by the Indemnified Party against the Indemnifying Party, except and only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnifying Party to defend against or reduce its liability.

(b)          If the Indemnifying Party shall reject any Damages as to which a Notice of Claim is sent by the Indemnified Party, the Indemnifying Party shall give written notice of such rejection to the Indemnified Party within thirty (30) days after the date of receipt of the Notice of Claim. If no rejection is provided by the Indemnifying Party within such thirty (30) day period, the Indemnifying Party shall pay to the Indemnified Party within thirty (30) days the Damages set forth in such Notice of Claim.

(c)           If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against the Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice, but in any event not later than thirty (30) days after receipt of the notice of the Third Party Claim. The failure to give prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice. The notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall forthwith have the option to assume the Good Faith Defense (as defined below) of such Third Party Claim at its own expense, provided, that the Indemnified Party may retain its own counsel at the Indemnified Party’s expense. The Indemnified Party may elect at any time to assume the defense of the Third Party Claim upon written notice to the Indemnifying Party, which assumption shall be at the expense of the Indemnified Party unless the Indemnifying Party has not assumed the Good Faith Defense, and the Indemnified Party may settle or compromise such defense with the consent of the Indemnifying Party which consent shall not be unreasonably withheld or delayed. By virtue of the Indemnifying Party’s assumption of the Good Faith Defense of a Third Party Claim, the parties shall be deemed to have agreed as follows: (x) all claims made pursuant to such Third Party Claim are completely within the scope of and subject to indemnification and will be the sole and exclusive liability and responsibility of the Indemnifying Party subject to the limits and terms of this ARTICLE VIII; (y) no compromise or settlement of such claims or action may be effected by the Indemnifying Party without the Indemnified Party’s consent which consent shall not be unreasonably withheld or delayed; and (z) the Indemnified Party will have no liability or adverse consequence with respect to any compromise or settlement of such claims or action effected without the Indemnified Party’s consent which consent shall not be unreasonably withheld or delayed. For purposes hereof, “Good Faith Defense” means legal defense conducted by reputable counsel of good standing, which consent shall not be unreasonably withheld or delayed. If a Good Faith Defense is not commenced within thirty business days following receipt of notice of the Third Party Claim from the Indemnified Party (or such shorter period, if any, during which a defense must be commenced in order for the defendant to preserve its rights), the Indemnifying Party shall be deemed to have waived its option to assume the Good Faith Defense with respect thereto. The parties shall provide such cooperation and such access to their books, records and properties as any party shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in all reasonable respects in order to help ensure the proper and adequate defense thereof and in furtherance of seeking a mutually acceptable solution. With regard to Third Party Claims for which indemnification is due and owing hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of: (a) the entry of a judgment of a court of competent jurisdiction against the Indemnified Party and the expiration of any applicable appeal period; (b) the entry of an nonappealable judgment of a court of competent jurisdiction against the Indemnified Party; or (c) a settlement of the Third Party Claim with the mutual written consent of Buyer and the Sellers.

(d)          Notwithstanding anything contained herein to the contrary, for purposes of determining the amount of any Damages that are the subject matter of an indemnification obligation under this ARTICLE VIII (but not for purposes of determining whether a qualifying breach shall have occurred under Section 8.02 or Section 8.03), each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to any Materiality Qualifier contained in such representation or warranty which has the effect of making such representation and warranty less likely to be breached (as if such word or words were deleted from such representation or warranty). As used in this paragraph (d), “Materiality Qualifier” means any reference or qualification to a set of facts using the term “material,” “in all material respects,” “material adverse effect” or any similar phrase.

Section 8.06        Tax Treatment of Indemnification Payments. The Sellers and the Buyer agree to treat any payment made pursuant to this ARTICLE VIII as an adjustment to the Final Purchase Price for U.S. federal, state and local income Tax purposes.

Section 8.07        Additional General Limitations. Except to the extent that Damages arise in a Third Party Claim for which indemnification is due, the Indemnified Party shall not seek, nor be entitled to, consequential, punitive, exemplary or special damages (including damages for any lost profits) in any claim for indemnification or recovery pursuant to this ARTICLE VIII. Any claim for Damages payable under this ARTICLE VIII shall be (i) net of any insurance proceeds actually received by such Indemnified Party with respect to such Damages (after deducting the amounts of policy deductibles, self-insured retentions and any out of pocket costs and expenses incurred in connection with the recovery of such proceeds), and (ii) calculated on an “After-Tax Basis”, which shall mean, with respect to the event giving rise to such Damages (the “Indemnified Event”), Damages shall be determined after taking into account, to the extent not previously taken into account in computing the amount of the such Damages, all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Party for all affected taxable years and periods as a result of the Indemnified Event. All calculations regarding such reductions shall be made at the time of the relevant indemnification payment using reasonable assumptions and present value concepts as reasonably agreed to by Buyer and Sellers. In addition, Sellers shall have no liability or obligation under this ARTICLE VIII for any Damages from any claim or matter for which the Closing Working Capital reflects an accrual or other applicable adjustment.

Section 8.08        Exclusive Remedy. Except with respect to any equitable remedy to which the Buyer Indemnified Person shall be entitled for a breach by a Seller of any of Section 7.02 or Section 7.03 hereof and except with respect to the Other Transaction Documents, the remedies and causes of action provided in this ARTICLE VIII shall be the exclusive remedies and causes of action of the parties hereto after the Closing in connection with the terms of, and the transactions contemplated by, this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein or in any closing certificate delivered pursuant hereto; and, to the extent allowed by applicable law, each indemnified party does hereby waive any and all such other statutory, common law and contractual rights and remedies with respect to the subject matter of this Agreement.

Section 8.09         Knowledge and Insurance. The right of an Indemnified Party to indemnification pursuant to this ARTICLE VIII will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by such Indemnified Party, at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of any representation or warranty, performance of or compliance with any covenant or agreement referred to herein, so long as such Indemnified Party has complied with all requirements hereunder to provide notice of any such knowledge under Section 7.06. Notwithstanding any provision of this Agreement or any other agreement between the parties to the contrary, in no event shall Sellers have any obligation hereunder or otherwise, to indemnify and hold Buyer harmless from and against any Damages suffered or incurred directly or indirectly, as a result of or arising from any breach of any representation or warranty of the Sellers or the Company under this Agreement, or any breach by the Sellers or the Company of any of its covenants or other agreements set for in this Agreement, if and to the extent all or any part of such Damages are covered by insurance maintained by Buyer or the Company (and in each such case, the insured under such policy must first make good faith and diligent efforts to promptly claim and recover against the applicable insurer for any such matters).

Section 8.10        No Reliance. The Buyer has not relied on the Sellers with respect to any matter in connection with the evaluation of the Company other than the representations and warranties of the Sellers and the Company specifically set forth in ARTICLES ARTICLE IV and ARTICLE V hereof and the Schedules thereto, and the Buyer acknowledges that the Sellers are making no representations or warranties, express or implied, of any nature whatever with respect to the Company other than the representations and warranties of specifically set forth in ARTICLES ARTICLE IV and ARTICLE V and the Schedules thereto.

ARTICLE IX
DEFINITIONS

Section 9.01       Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Action” means any action, lawsuit, arbitration, government audit, government notice of violation, proceeding, litigation or government investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means (1) any Person, other than an individual, owning directly, or indirectly controlling, at least fifty percent (50%) of the stock entitled to vote for election of directors of the subject Person, (2) any Person, other than an individual, owned or directly controlled by the subject Person through ownership of at least fifty percent (50%) of the stock entitled to vote for election of directors or any other entity actually controlled by the subject Person, or (3) any Person (other than the subject Person) owned or directly controlled by the Person mentioned in (1) above, through ownership of at least fifty percent (50%) of the stock entitled to vote for election of directors.

“Agreement” has the meaning set forth in the preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 4.15(c).

“Audited Financial Statements” has the meaning set forth in Section 4.05(a).

“Basket” has the meaning set forth in Section 8.04(a)(i).

“Business” means the businesses operated by the Company as of the Closing Date.

“Business Day” means any day other than a Saturday, Sunday, or a day on which the Federal Reserve Bank of San Francisco is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Person” has the meaning set forth in Section 8.02(a).

“Buyer QVF” has the meaning set forth in Section 3.01(f)(ii).

“Call Right” has the meaning set forth in Section 3.01(a).

“Cap” has the meaning set forth in Section 8.04(a)(ii).

“Cash” means unrestricted cash.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Working Capital” means Current Assets less Current Liabilities, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Closing Date Purchase Price” has the meaning set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Source Code” has the meaning set forth in Section 4.10.

“Competing Seller” has the meaning set forth in Section 7.03(a)(1).

“Competitive Activity” has the meaning set forth in Section 7.03(a).

“Computer System” has the meaning set forth in Section 4.23.

“Confidential Information” has the meaning set forth in Section 7.02.

“Confidentiality Agreement” has the meaning set forth in Section 2.02(a).

“Contract” means any agreement, contract, lease, deed, license, instrument, note, indenture, obligation, or other legally binding commitment of a Person entered into with a third party, whether written or oral, to which such Person is bound or to which such Person’s assets or properties are subject and any amendments or supplements thereto.

“Current Assets” means the current assets of the Company as of the Closing Date determined in accordance with and based upon GAAP, excluding (i) amounts owed by any Seller and any accrued interest thereon, (ii) equipment and accumulated depreciation, (iii) office and computer equipment and accumulated depreciation, (iv) leasehold improvements and accumulated depreciation, and (vi) building and accumulated depreciation.

“Current Liabilities” means the current liabilities of the Company as of the Closing Date determined in accordance with and based upon GAAP, including accruals for accounts payable and credit card obligations, but excluding estimated transaction expenses.

“Damages” has the meaning set forth in Section 8.02(a).

“Disclosure Schedules” has the meaning set forth in ARTICLE V.

“Dollars” means the lawful currency of the United States of America.

“Employment Agreement” has the meaning set forth in Section 2.02(a).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, restriction, security interest, charge, claim, easement, encroachment, condition, equitable interest, option, right of way, right of first refusal or other similar encumbrance.

“Environmental Laws” means any applicable Law, and any order from any Government Body or binding agreement with any Governmental Body: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a corporation or other person, firm or entity which, together with the Company, would be deemed to be a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a).

“Exercise Price” has the meaning set forth in Section 3.01(f)(i).

“Exercising Party” has the meaning set forth in Section 3.01(b).

“Fair Market Value” has the meaning set forth in Section 3.01(f)(i).

“Financial Statements” has the meaning set forth in Section 4.05(a).

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles.

“Good Faith Defense” has the meaning set forth in Section 8.05(a).

“Governmental Body” means any (a) federal, state, local, municipal, foreign, or other government, or (b) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization or regulatory body, and any court, arbitrator, or other similar governmental or quasi-governmental tribunal).

“Government Official” means any (i) officer or employee of a Governmental Body or instrumentality thereof (including any state-owned or state-controlled enterprise) or of a public international organization, (ii) candidate for political office or official of any political party, (iii) person acting for or on behalf of any Governmental Body or instrumentality thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, ruling, memorandum of understanding or award entered, issued made or rendered by or with any Governmental Body.

“Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is toxic, ignitable, reactive, corrosive, radioactive or caustic (including, petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos), or regulated or defined as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant pursuant to Environmental Laws.

“Incorporated Open Source Software” has the meaning set forth in Section 4.10.

“Indebtedness” means, as of any particular time, without duplication (i) the amount of all obligations for borrowed money, (ii) all liabilities evidenced by bonds, debentures, promissory notes, or other similar instruments or debt securities, (iii) all obligations, contingent or otherwise, in respect of any letters of credit or similar instruments (in each case to the extent drawn), (iv) all guarantees of the obligations of another Person with respect to any of the foregoing, (v) all obligations for or assumed as the deferred purchase price of property or services, and all interest thereon and fees and other expenses related thereto excluding open materials commitments (vi) all liabilities related to any unfunded or underfunded employee pension plan within the meaning of Section 3(2) of ERISA, and all interest thereon and fees and other expenses related thereto, and (vii) severance or other amounts payable to any employee terminated at or prior to Closing and all interest thereon and fees and other expenses related thereto; provided, however, Indebtedness shall in no event include any item that is accounted for in Closing Working Capital.

“Indemnified Event” has the meaning set forth in Section 8.07.

“Indemnified Party” has the meaning set forth in Section 8.05(a).

“Indemnifying Party” has the meaning set forth in Section 8.05(a).

“Indemnity Claim” has the meaning set forth in Section 8.05.

“Independent QVF” has the meaning set forth in Section 3.01(f)(ii).

“Insurance Policies” has the meaning set forth in Section 4.13.

“Intellectual Property” means all of the following, including such of the following that is owned by the Company and in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Sellers: (i) domestic and foreign patents, patent applications and patent or invention disclosures; (ii) registered and unregistered trademarks, registered and unregistered service marks, trade dress, trade names, brand names, corporate names, Internet domain names and other identifiers of source or goodwill, together with all goodwill associated with each of the foregoing; (iii) registered and unregistered copyrights; (iv) Software; (v) trade secrets, know-how, quality control, methods, processes and other confidential and proprietary information; (vi) registrations and applications for any of the foregoing; and (vii) and other similar know-how or intangible properties that are used by the Company for ownership, management or operation and the conduct of the Business.

“Interim Financial Statements” has the meaning set forth in Section 4.05(a).

“Inventory” means all goods, merchandise and other personal property owned and held for sale by the Company, and all raw materials, works-in-process, materials and supplies of every nature owned by the Company which contribute to the finished products of the Company in the ordinary course of its business.

“Knowledge” or any similar phrase with respect to the knowledge of the Buyer shall mean the knowledge of any executive officer or director of the Buyer, and an individual shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if: (i) such person is actually aware of such fact, circumstance or matter or (ii) an individual could have obtained such fact, circumstance or matter through a reasonable inquiry concerning the truth or existence of such fact, circumstance or other matter.

“Knowledge of the Company” or the “Company’s Knowledge” or any similar phrase with respect to the Knowledge of the Company shall mean the knowledge of any executive officer or director of the Company, including the Sellers, and an individual shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if: (i) such person is actually aware of such fact, circumstance or matter or (ii) an individual could have obtained such fact, circumstance or matter through a reasonable inquiry and was alerted or otherwise had an obligation to make such inquiry concerning the truth or existence of such fact, circumstance or other matter.

“Latest Balance Sheet” has the meaning set forth in Section 4.05(a).

“Law” means any law, rule, regulation, ordinance, judgment, injunction, order, decree, administrative requirement, or other restriction of any Governmental Body, as enacted or promulgated and in effect on or prior to the Closing Date.

“Lease” means that certain Commercial Office Building Lease dated as of August 17, 2007, by and between Metro Point 13580 Lot Two, a California limited partnership, and Pacific Environmental Resources Corp., an Arizona corporation, as amended by Amendment No. 1 to Office Building Lease dated as of March 9, 2012 by and between Metro Point 13580 Lot Two and Pacific Environmental Resources Corp., as assigned by Pacific Environmental Resources Corp. to the Company pursuant to that certain Assignment of Lease dated March 14, 2012 by and among Metro Point 13580 Lot Two, Pacific Environmental Resources Corp., as assignor, and the Company, as assignee, and as further amended by that certain Amendment No. 2 to Office Building Lease dated as of February 11, 2016 by and between Metro Point 13580 Lot Two and the Company, covering the premises described therein and located at 959 South Coast Drive, Suite 315, Costa Mesa, CA 92626

“Liabilities” has the meaning set forth in Section 4.05(b).

“Lien” means any lien (statutory or other), Encumbrance, security interest, purchase option, easement, encroachment of real property, right of first refusal, pledge, charging order, mortgage, deed of trust or other similar encumbrance or claim.

“Major Customers” has the meaning set forth in Section 4.20(a).

“Major Suppliers” has the meaning set forth in Section 4.20(b).

“Materiality Qualifier” has the meaning set forth in Section 8.05(d).

“Notice of Claim” has the meaning set forth in Section 8.05(a).

“Notice of Proposed Activity” has the meaning set forth in Section 7.03(a)(1).

“Organizational Documents” means the Articles of Incorporation and bylaws (or equivalent governing instruments required or contemplated by applicable Law), as currently in force and effect, of the Company.

“Option Closing Date” has the meaning set forth in Section 3.01(b)(iii).

“Option Shares” has the meaning set forth in Section 3.01(a).

“Other Transaction Documents” means the Employment Agreement, the Confidentiality Agreement, the Shareholders’ Agreement and the Services Agreement.

“Parent” means Consolidated Water Co. Ltd.

“Permits” has the meaning set forth in Section 4.15(a).

“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings; (iii) mechanic’s, materialmen’s and similar Liens securing obligations not yet delinquent; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (v) (A) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body and (B) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property which, in the case of subclauses (A) and (B) of this clause (v), are not violated by the current use or occupancy of such real property or the operation of the Business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Plan” has the meaning set forth in Section 4.12(a).

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Pro Rata Share” has the meaning set forth in Section 1.01.

“Pre-Closing Pro Rata Share” has the meaning set forth in Section 1.01.

“Product” means each product, process, application or service manufactured, licensed, distributed, performed, or sold by the Company (or any Affiliate thereof with respect to the Business) within the past five (5) years and any other products in which the Company (or any Affiliate thereof with respect to the Business) has or had any proprietary rights within the past five (5) years.

“Proprietary Rights Agreement” has the meaning set forth in Section 4.18(c).

“Purchased Shares” has the meaning set forth in Section 1.01.

“Put Right” has the meaning set forth in Section 3.01(a).

“Qualified Valuation Firm” has the meaning set forth in Section 3.01(f)(ii).

“Real Property” has the meaning set forth in Section 4.07(b).

“Records” has the meaning set forth in Section 2.02(e).

“Related Party” means (i) any Seller or any officer or director of the Company, (ii) any spouse, former spouse, child (natural or adopted), parent, parent of a spouse, sibling or grandchild of any of the Persons listed in clause (i) above, (iii) any Affiliate of any of the Persons listed in clause (i) or (ii) above (other than the Company), (iv) any corporation or organization of which such Person listed in clause (i) or (ii) above is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities, other than of the Company, and (v) any trust or other estate in which any of the Persons listed in clause (i) or (ii) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, other than of the Company.

“Release” means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including ground water, surface water, land, soil or air.

“Responding Party” has the meaning set forth in Section 3.01(b).

“Restricted Period” has the meaning set forth in Section 7.03(a).

“Restrictive Covenants” has the meaning set forth in Section 7.03(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller QVF” has the meaning set forth in Section 3.01(f)(ii).

“Services Agreement” has the meaning set forth in Section 2.02(i).

“Shares” has the meaning set forth in the recitals.

“Shareholders’ Agreement” has the meaning set forth in Section 2.02(h).

“Software” means computer software, applications and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Sold Pro Rata Share” has the meaning set forth in Section 1.01.

“Stock of the Company” means the shares of stock of the Company, par value of $0.01 per share.

“Target Working Capital” has the meaning set forth in Section 2.04(a).

“Tax” or “Taxes” includes (1) any federal, state, local or foreign income, capital, franchise, import, value added, estimated, alternative minimum, sales, use, transfer, registration, excise, stamp, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, unclaimed property, escheat or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and (2) any liability for the payment of any amounts of the type described in (1) as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period.

“Tax Proceedings” means any audit, claim for refund or contest or defense against any assessment, notice of deficiency, or other proposed adjustment relating to any and all Taxes of the Company.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party.

“Territory” has the meaning set forth in Section 7.03(a).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transitioned Employees” has the meaning set forth in Section 7.05.

“Widely Varying Value” has the meaning set forth in Section 3.01(f)(ii).

Section 9.02       Other Definitional Provisions.

(a)               “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise explicitly specified. Section, clause, schedule and exhibit references contained in this Agreement are references to “, clauses, schedules and exhibits in or to this Agreement, unless otherwise explicitly specified.

(b)               “Including,” etc. The term “including” shall mean “including but not limited to.”

(c)               Gender. Any reference in this Agreement to gender shall include all genders.

(d)               Reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

(e)               Reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.

(f)                Reference to any Law for purposes of a post-Closing covenant under this Agreement means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect as of the time for performance of such covenant, including rules and regulations promulgated thereunder;

(g)               “Or” is used in the inclusive sense of “and/or”.

(h)               References to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto as then in effect.

ARTICLE X

MISCELLANEOUS

Section 10.01   Press Releases and Communications. Any public announcement, press release or similar publicity with respect to this Agreement or the contemplated transactions will be issued, if at all, at such time and in such manner as the Buyer determines with the approval of the Sellers, such approval to not be unreasonably withheld or delayed, except that such approval shall not be required to the extent such public announcement and its content is required of the Buyer by applicable Law or by The Nasdaq Stock Market rules. Sellers and Buyer will consult with each other concerning the means by which the Company’s employees, customers, suppliers and others having dealings with the Company will be informed of this Agreement and the contemplated transactions, and Buyer and Sellers will have the right to be present for any such communication.

Section 10.02   Expenses. Except as otherwise expressly provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, shall be paid by the party incurring such expense.

Section 10.03   Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) first Business Day after being transmitted via Email if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Buyer:

Consolidated Water U.S. Holdings, Inc.
Attn: Frederick W. McTaggart, President
5810 Coral Ridge Drive, Suite 220
Coral Springs, Florida 33076
Telephone: (954) 509-8280
Email: rmctaggart@cwco.com

With a copy to:

Duane Morris LLP
Attn: Driscoll R. Ugarte
1875 NW Corporate Boulevard, Suite 300

Boca Raton, FL 33431-8561
Telephone: (561) 962-2139
Email: drugarte@duanemorris.com

Notices to the Sellers:

Johan Perslow

4079 Skyline Road

Carlsbad, CA 92008

Telephone: 714 514-8820

Email: Jperslow@percwater.com

The Krebs Living Trust Established February 8, 2002

Attn: Mark Krebs

4092 Ondine Circle

Huntington Beach, CA 92649

Telephone: 714 514-8822

Email: mkrebs@pacewater.com

Robert J Nespeca

10 Dion

Laguna Niguel, CA 92677

Telephone: 714 514-8873

Email: bnespeca@percwater.com

Steven D. Owen

1604 E Yalecrest

Avenue Salt Lake City, UT 84105

Telephone: 714 514-8877

Email: sowen@percwater.com

Karen T. Sayles

46 Via Joaquin

Rancho Santa Margarita, CA 92688

Telephone: 949 677-3855

Email: ksayles@percwater.com

2006 Severson Family Trust dated March 6, 2006

Attn: Cory Severson

227 18th Street

Huntington Beach, CA 92648

Telephone: 714 514-8821

Email cseverson@pacificaquascape.com

Nathan Owen

56 Via Armilla

San Clemente, CA 92673

Telephone:714 514-8883

Email: nowen@percwater.com

with a copy (which shall not constitute notice) to:

Fabian VanCott
Attn: Nora Brunelle

215 S. State Street, 12th Floor

Salt Lake City, UT 84111

Telephone: 801-323-2220
Email: nbrunelle@fabianvancott.com

Section 10.04   Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Buyer, on the one hand, and the Sellers, on the other hand, without the prior written consent of the other party.

Section 10.05   Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.06   Construction. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third-party of any matter whatsoever (including any violation of law or breach of contract).

Section 10.07    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of Section 7.03 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of Section 7.03 of this Agreement and to enforce specifically the terms and provisions of Section 7.03 of this Agreement in any federal or state court contemplated by Section 10.13. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate regarding such Section 7.03.

Section 10.08   Amendment and Waiver. Except as provided herein, and subject to applicable Law, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Buyer and the Sellers. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 10.09   Complete Agreement. This Agreement and the other agreements, instruments and documents executed in connection herewith (including the Other Transaction Documents) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 10.10   Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 10.11   Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Any executed counterpart may be delivered by electronic transmission and such counterpart shall be deemed an original.

Section 10.12   Governing Law and Waiver of Jury Trial. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement or the transactions contemplated hereby and the exhibits and schedules hereto, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.13   Venue and Jurisdiction. The parties agree that any action arising out of this Agreement shall be venued in the federal, state or local courts located in Orange County, California and the parties hereby consent to personal jurisdiction in such courts and waive any objection based on the defense of an inconvenient forum and any objection to jurisdiction or venue of any action instituted hereunder. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the addresses set forth in Section 10.03.

Section 10.14   Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any of the Other Transaction Documents, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 10.15   No Presumption Against Drafting Party. Each of the Buyer, the Company and the Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.16   Further Assurances. Following the Closing, each of the Parties will, and will cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions, as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

COMPANY:

PERC WATER CORPORATION

By:	/s/ Nathan Owen
Name:	Nathan Owen
Title:	President

SELLERS:

/s/ Johan Perslow
Johan Perslow /s/ Steven Owen
Steven Owen /s/ Robert Nespeca
Robert Nespeca /s/ Nathan Owen
Nathan Owen /s/ Karen Sayles
Karen Sayles

2006 Severson Family Trust dated March 6, 2006

By:	/s/ Cory Severson
Name:	Cory M. Severson
Title:	Trustee

The Krebs Living Trust Established February 8, 2002

By:	/s/ Mark Krebs
Name:	Mark E. Krebs
Title:	Trustee

BUYER:

Consolidated Water U.S. Holdings, Inc.

By:	/s/ Frederick W. McTaggart
Name:	Frederick W. McTaggart
Title:	President

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBITS

Exhibit A	Wire Instructions

Exhibit B	Shareholders’ Agreement

Exhibit C	Service Agreement

SCHEDULES

Schedule A	Purchased Shares / Pro Rata Share

Schedule 4.01(b)	Business Jurisdictions

Schedule 4.01(c)	Consents/Notices

Schedule 4.03(b)	Minute Books

Schedule 4.04	Capitalization

Schedule 4.05(a)	Financial Statements

Schedule 4.05(b)	Commitments

Schedule 4.05(d)	Indebtedness

Schedule 4.05(e)	Accounts Receivable

Schedule 4.06	Certain Developments since Latest Balance Sheet

Schedule 4.07	Real Property

Schedule 4.08	Tax Matters

Schedule 4.09	Contracts and Commitments

Schedule 4.09(b)	Potential Contract Issues

Schedule 4.09(c)	Non-Arm’s Length/Affiliate Contracts

Schedule 4.10	Intellectual Property

Schedule 4.11	Litigation

Schedule 4.12	Employee Benefit Plans

Schedule 4.13	Insurance

Schedule 4.14	Environmental

Schedule 4.15(a)	Permits

Schedule 4.15(c)	Payments

Schedule 4.18(a)	Labor and Employment Matters

Schedule 4.18(b)	Employee Information

Schedule 4.18(d)	Non-At-Will Employees

Schedule 4.18(e)	Wages and Commissions

Schedule 4.18(f)	Consulting Arrangements

Schedule 4.18(g)	Employee Classification

Schedule 4.19(a)	Related Party Transactions—Interests and Claims

Schedule 4.19(b)	Related Party Transactions—Debts

Schedule 4.19(c)	Related Party Contracts

Schedule 4.20(a)	Major Customers

Schedule 4.20(b)	Major Suppliers

Schedule 4.21	Inventory

Schedule 4.22	Warranties and Claims

Schedule 4.24	Names

Schedule 4.25	Accounts

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EXHIBIT A

Wire Instructions

{see attached}

EXHIBIT B

Shareholders’ Agreement

{see attached}

EXECUTION VERSION

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (“Agreement”) is entered into as of October 24, 2019 by and among PERC Water Corporation, a California corporation (the “Company”), and the Persons named in Schedule A hereto (collectively, the “Holders”).

RECITALS

A.       The Holders own all of the shares of Capital Stock of the Company; and

B.         The Holders are entering into this Agreement in order to make provisions for the future disposition of such shares, the governance of the Company and other related matters.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

Article 1

DEFINITIONS

As used herein in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” of any particular Person means (a) any Person, other than an individual, owning directly, or indirectly controlling, at least fifty percent (50%) of the stock entitled to vote for election of directors of the subject Person, (b) any Person, other than an individual, owned or directly controlled by the subject Person through ownership of at least fifty percent (50%) of the stock entitled to vote for election of directors or any other entity actually controlled by the subject Person, (c) any Person (other than the subject Person) owned or directly controlled by the Person mentioned in (a) above, through ownership of at least fifty percent (50%) of the stock entitled to vote for election of directors and (d) in the case of a specified Person who is an individual, any Family Members of such Person.

“Agreement” has the meaning specified in the preamble to this agreement.

“Board” means the Company’s board of directors.

“Budget” has the meaning specified in Section 5.1(d).

“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes and series of common, preferred, voting and nonvoting capital stock, and, as to any partnership, limited liability company or other non-corporate entity, the ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights.

“Cash Available for Distribution” means all monies available for distribution to the shareholders, as reasonably determined from time to time by the Board, after the Company has paid, or made due provision by providing reserves with respect to, all reasonable capital needs and all liabilities to creditors of the Company for operating expenses, contingent liabilities and debt payments (whether such monies arise from operations, refinancings or a sale of all or any portion of the Company’s assets) as determined from time to time by the Board.

“Common Equivalents” means, with respect to a Holder, at any time the sum of (x) the number of issued and outstanding shares of Company Stock held by such Holder plus (y) with respect to Capital Stock other than Company Stock, the number of shares of Company Stock into which such outstanding shares of Capital Stock are convertible at such time (or, if not convertible into Company Stock, then the number of such shares of such Capital Stock) plus (z) the total number of shares of Company Stock, whether or not vested, issuable upon the exercise or conversion of all Convertible Securities issued and outstanding at such time.

“Company” has the meaning specified in the preamble to the Agreement.

“Company Stock” means the stock, par value $0.01 per share, of the Company.

“Company Securities” means any Capital Stock or Convertible Securities of the Company.

“Convertible Securities” means securities, contract rights, notes, obligations, options, warrants, or other rights that are directly or indirectly exercisable for, convertible into, or exchangeable for shares of Company Stock or other Capital Stock of the Company, but expressly excluding Capital Stock from such definition of Convertible Securities.

“Disqualification Event” has the meaning specified in Section 2.1(f).

“Disqualified Designee” has the meaning specified in Section 2.1(f).

“Excluded Securities” means any Capital Stock or other equity securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (b) the exercise or conversion of options to purchase shares of Capital Stock, or shares of Capital Stock issued to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Company of the stock, assets, properties or business of any Person; or (d) any merger, consolidation or other business combination involving the Company, in each case, approved in accordance with the terms of this Agreement.

“Exercising Shareholder” has the meaning specified in Section 3.1(a).1(d).

“Existing Shareholders” has the meaning specified in Section 2.1(b)(i).

“Existing Shareholders Designees” has the meaning specified in Section 2.1(b)(i).

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“Family Member” means, as applied to any individual, such individual’s spouse, children (including stepchildren or adopted children), grandchildren, parents or siblings, and any trust or other estate planning vehicle created for the primary benefit of the individual or any one or more of the persons described above.

“Holder” means any Person listed on Schedule A and any Person to whom such Person Transfers Company Securities in compliance with this Agreement.

“Issuance Notice” has the meaning specified in Section 3.1(a).1(b).

“Majority of Holders” means, with respect to a given time, the holder(s) of a majority of the Common Equivalents held by all Holders.

“New Securities” has the meaning specified in Section 3.1(a).1(a).

“Non-Exercising Shareholder” has the meaning specified in Section 3.1(a).1(d).

“Offered Shares” has the meaning specified in Section 3.2(a).

“Offering Shareholder” has the meaning specified in Section 3.1(a).1(d).

“Offering Shareholder Notice” has the meaning specified in Section 3.2(b).

“Over-allotment Exercise Period” has the meaning specified in Section 3.1(a).1(d).

“Over-allotment New Securities” has the meaning specified in Section 3.1(a).1(d).

“Over-allotment Notice” has the meaning specified in Section 3.1(a).1(d).

“Permitted Transferee” has the meaning specified in Section 3.1(b).

“Person” or “person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Pre-emptive Shareholder” has the meaning specified in Section 3.1(a).1(a).

“Pre-emptive Pro Rata Portion” has the meaning specified in Section 3.1(a).1(c).

“Prohibited Transfer” has the meaning specified in Section 3.1(a).

“Purchasing Shareholder” has the meaning specified in Section 3.1(a)(i).

“ROFO Offer Details” has the meaning specified in Section 3.1(b)(i).

“ROFO Offer Notice” has the meaning specified in Section 3.1(b)(i).

“ROFO Notice Period” has the meaning specified in Section 3.1(b)(ii).

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“ROFO Transfer Period” has the meaning specified in Section 3.1(b)(i).

“Sale of the Company” means any of the following: (a) a merger or consolidation of the Company into or with any other Person or Persons, or a Transfer of Company Securities in a single transaction or a series of transactions, in which, in any case, the shareholders of the Company immediately prior to such merger, consolidation or Transfer, or first of such series of transactions, possess less than a majority of the voting power of the Company or any successor entity’s issued and outstanding Capital Stock immediately after such transaction (provided that the Company’s issuance for its own account of its Company Securities in a transaction having such an effect shall not be a “Sale of the Company”); or (b) a single transaction or series of transactions, pursuant to which a Person or Persons who are not direct or indirect wholly-owned subsidiaries of the Company acquire all or substantially all of the Company’s assets determined on a consolidated basis.

“Securities Act” means the United States Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, as amended, applicable state securities laws and all rules and regulations promulgated under all such laws.

“Subsidiary” means any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one of more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the ownership interests therein is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Company shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity or a manager of such limited liability company.

“Third Party” means any Person who, immediately prior to the contemplated transaction, is not a Holder or an Affiliate of a Holder and is not a Person who directly or indirectly has the right to acquire any Capital Stock or an Affiliate of any such Person.

“Transfer” means, with respect to the Company Securities, any transfer, sale, gift, exchange, assignment, pledge, hypothecation, or other disposition by a Holder or any agreement by such Holder restricting such Holder’s voting or disposition (including by operation of law) of Company Securities, and in the case of a Holder that is not an individual, a Transfer of any Company Securities held by such Holder shall be deemed to have been made if any equity interest in such Holder is directly or indirectly transferred, sold, given, exchanged, assigned, pledged or otherwise disposed of (including by operation of law) to any other Person.

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Article 2

AFFIRMATIVE COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

2.1           Board of Directors.

(a)            Size of the Board. Each Holder agrees to vote, or cause to be voted, all Capital Stock of the Company owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors.

(b)            Board Composition. Each Holder agrees to vote, or cause to be voted, all Capital Stock of the Company owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the following persons shall be elected to the Board:

(i)                 Two individuals (collectively, the “Existing Shareholders Designees,” and each, an “Existing Shareholders Designee”) designated by Johan Perslow, Nathan Owen, and Steven Owen (collectively, the “Existing Shareholders, and each, an “Existing Shareholder”) and their Affiliates, by majority vote based upon the total number of shares of Capital Stock then owned by the Existing Shareholders and their Affiliates, which individuals shall initially be Nathan Owen and Johan Perslow, for so long as the Existing Shareholders and their Affiliates continue to collectively own at least 25% of the issued and outstanding shares of Capital Stock of the Company; and

(ii)               Three individuals designated by Consolidated Water U.S. Holdings, Inc. (“CW Holdings”), which individuals shall initially be Frederick W. McTaggart, Wilmer F. Pergande, and David W. Sasnett, for so long as such Holder and its Affiliates continue to collectively own at least 25% of the issued and outstanding shares of Capital Stock of the Company.

To the extent that any of clauses (a) or (b) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the shareholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company’s Articles of Incorporation and Bylaws.

(c)            Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

(d)            Removal of Board Members. Each Holder also agrees to vote, or cause to be voted, all Capital Stock of the Company owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

5

(i)                  no director elected pursuant to Sections 2.1(b)(i) or 2.1(b)(ii) of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of at least a majority of the shares of stock, entitled under Section 2.1(b) to designate that director; or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 2.1(b) is no longer so entitled to designate or approve such director;

(ii)                any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 2.1(b)(i) or 2.1(b)(ii) shall be filled pursuant to the provisions of this Section 2.1; and

(iii)               upon the request of any party entitled to designate a director as provided in Section 2.1(b)(i) or 2.1(b)(ii) to remove such director, such director shall be removed.

All Holders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.

(e)             No Liability for Election of Recommended Directors. No Holder, nor any Affiliate of any Holder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Holder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

(f)             No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

2.2            Board Matters Requiring Existing Shareholders Designee Approval. So long as the Existing Shareholders and/or their Affiliates are entitled to designate the Existing Shareholders Designees, the Company hereby covenants and agrees with each of the Holders that it shall not, without approval of the Board, which approval must include the affirmative vote of at least one of the Existing Shareholders Designees:

6

(a)            approve an annual Budget;

(b)           make any loan or advance to, or own any stock or other securities of, any Subsidiary or other corporation, partnership, or other entity;

(c)           make any loan or advance to any Person, including, any employee or director, except advances and similar expenditures in the ordinary course of business that do not exceed $25,000;

(d)            make any capital expenditure in any year in excess of $50,000 that is not already included in a Budget approved by the Board;

(e)           sell, assign, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(f)            sell, assign, license, pledge or encumber any asset, other than assets sold or licensed in the ordinary course of business.

2.3            Holder Matters Requiring Existing Shareholders Designee Approval. So long as the Existing Shareholders and/or their Affiliates are entitled to designate the Existing Shareholders Designees, the Company hereby covenants and agrees with each of the Holders that it shall not, without written approval of the Existing Shareholders and their Affiliates holding at least a majority of the issued and outstanding Capital Stock of the Company then collectively held by the Existing Shareholders and/or their Affiliates, engage in any of the following activities:

(a)            liquidate, dissolve or wind-up the affairs of the Company;

(b)           effect any merger, consolidation, corporate reorganization or restructuring involving the Company;

(c)           amend, alter, or repeal any provision of the Articles of Incorporation, Bylaws or any other corporate governance documents of the Company;

(d)           purchase or redeem any Capital Stock of the Company, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services, at fair market value or lower as approved by the Board, including the approval of at least one of the Existing Shareholders Designees;

(e)            create, authorize the creation of, or issue any Company Securities;

(f)            create or authorize the creation of any debt security other than equipment leases, bank lines of credit or working capital loans from Consolidated Water U.S. Holdings, Inc. or its Affiliates;

(g)            create any Subsidiary;

(h)            increase or decrease the size of the Board; or

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(i)             change the line business of the Company, excluding the expansion of the existing business

Article 3

RESTRICTIONS ON TRANSFER

3.1            Transfer Restrictions.

(a)            Except as specifically set forth in this Article 3, no Holder shall be permitted at any time to Transfer, directly or indirectly, to any Person any Company Securities without the prior written approval of the other Holders. If any Transfer is made or attempted contrary to the provisions of this Article 3 (a “Prohibited Transfer”), such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any transferee of a Prohibited Transfer as one of its shareholders for any purpose.

(b)            Notwithstanding anything to the contrary contained in this Article 3, each Holder shall be permitted to Transfer Company Securities (i) to the Company upon the Company’s repurchase of any unvested Company Securities pursuant to the terms of restricted stock agreement or similar agreement approved by the Board, (ii) in the case of the Holders who are individuals, to Family Members of such persons or in the case of death, to their estates and to the beneficiaries of their estates, or to any limited liability company that is wholly-owned by such Holder (such persons set forth in clauses (i) and (ii), individually the “Permitted Transferee” and collectively the “Permitted Transferees”); provided that in each case the Permitted Transferee(s) who are Family Members, estates or beneficiaries of estates or limited liability companies shall hold such Company Securities subject to the same restrictions that are applicable hereunder to its transferor, shall agree in writing to be bound by the terms of this Agreement prior to any such Transfer.

(c)            Notwithstanding anything to the contrary contained in this Article 3, no Holder shall be permitted at any time to Transfer to any Person any Company Securities if (i) such Transfer would not be in compliance with applicable Securities Laws, (ii) if such Transfer constitutes an event of default under the terms of any indebtedness outstanding or other material contractual obligations of the Company, or (iii) such Company Securities remain subject to vesting or similar restrictions.

3.2            Right of First Offer.

(a)           Right of First Offer. Subject to the terms and conditions specified in this Section 3.2, each Holder shall have a right of first offer if any of the other Holders (the “Offering Shareholder”) proposes to Transfer any Capital Stock (the “Offered Shares”) owned by it to any Third Party, other than where (i) the Company receives a bona fide offer by a Third Party to purchase all of the issued and outstanding Capital Stock or (ii) an Offering Shareholder decides to invite offers to purchase all of its Capital Stock in the Company (provided that the other Holders are also invited to participate at the same time or before all other invitees and allowed to participate in any related process on at least as favorable terms as all other participants). Each time the Offering Shareholder proposes to Transfer any Offered Shares (other than Transfers permitted pursuant to Section 3.1(b)), the Offering Shareholder shall first have made an offering of the Offered Shares to the other Holders in accordance with the following provisions of this Section 3.2, and the Offering Shareholder shall be entitled to make such an offering notwithstanding that no Third Party may yet have been identified by the Offering Shareholder as a prospective purchaser.

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(b)             Offer Notice.

(i)                The Offering Shareholder shall give written notice (the “Offering Shareholder Notice”) to the Company and the other Holders stating its bona fide intention to Transfer the Offered Shares and specifying the number of Offered Shares the Offering Shareholder proposes to Transfer. In the Offering Shareholder Notice, the Offering Shareholder may elect to require any ROFO Offer Notice to include a detailed term sheet and a statement detailing the source and availability of funds or other consideration for the offer (the “ROFO Offer Details”).

(ii)               The Offering Shareholder Notice shall constitute the Offering Shareholder’s offer to Transfer the Offered Shares to the other Holder, which offer shall be irrevocable for a period of 30 days (the “ROFO Notice Period”).

(iii)               By delivering the Offering Shareholder Notice, the Offering Shareholder represents and warrants to the Company and the other Holders that (A) the Offering Shareholder has full right, title and interest in and to the Offered Shares, (B) the Offering Shareholder has all the necessary power and authority and has taken all necessary action to sell such Offered Shares as contemplated by this Section 3.2 and (C) the Offered Shares will be Transferred free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(c)            Exercise of Right of First Offer.

(i)                 Upon its receipt of the Offering Shareholder Notice, the applicable Holder shall have until the end of the ROFO Notice Period to offer to purchase all (but not less than all) of the Offered Shares by delivering a written notice (a “ROFO Offer Notice”) to the Offering Shareholder and the Company stating that it offers to purchase such Offered Shares on the terms specified therein, and if applicable including the ROFO Offer Details. The proposed consideration to be transferred in exchange for the Offered Shares under such a ROFO Offer Notice shall be limited to cash. Any ROFO Offer Notice so delivered shall be binding upon delivery and irrevocable by such Holder (the “Purchasing Shareholder”).

(ii)                If no Holder delivers a ROFO Offer Notice during the ROFO Notice Period, then the Holders shall be deemed to have waived all of their rights to purchase the Offered Shares under this Section 3.2, and the Offering Shareholder shall thereafter be free to Transfer the Offered Shares to any Third Party without any further obligation to the other Holders pursuant to this Section 3.2, subject to the other provisions of this Agreement.

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(d)            Consummation of Sale.

(i)                 If no Holder delivers a ROFO Offer Notice in accordance with Section 3.2(c), the Offering Shareholder may, during the 60 days following the expiration of the ROFO Notice Period (the “ROFO Transfer Period”), Transfer all of the Offered Shares to a Third Party. If the Offering Shareholder does not Transfer the Offered Shares within the ROFO Transfer Period, or if such Transfer is not consummated within such period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be offered or otherwise Transferred to any Third Party unless first re-offered to the other Holders in accordance with this Section 3.2.

(ii)                If any Holder delivers a ROFO Offer Notice in accordance with Section 3.2(c), the Offering Shareholder may (A) accept the Purchasing Shareholder’s offer with terms that, in the Offering Shareholder’s reasonable, good faith determination (having due regard to price, conditions precedent and other terms), are more favorable to the Offering Shareholder than the terms of each other offer made by a Purchasing Shareholder or (B) Transfer all of the Offered Shares to a Third Party on terms that, in the Offering Shareholder’s reasonable, good faith determination (having due regard to price, conditions precedent and other terms), are more favorable to the Offering Shareholder than the terms of the offers made by the Purchasing Shareholders. If the Offering Shareholder does not Transfer the Offered Shares within the ROFO Transfer Period, or if such Transfer is not consummated within the such period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be offered or otherwise Transferred to any Third Party unless first re-offered to the other Holders in accordance with this Section 3.2.

(e)           Cooperation. Each Holder shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 3.2 including entering into agreements and delivering notarial deeds and instruments and consents as may be reasonably deemed necessary or appropriate.

Article 4

PRE-EMPTIVE RIGHTS

4.1            Pre-emptive Right.

(a)            So long as the Existing Shareholders and their Affiliates continue to collectively own at least 25% of the issued and outstanding shares of Capital Stock of the Company, each Existing Shareholder and their Affiliates then holding Capital Stock (each, a “Pre-emptive Shareholder”) has the right to purchase its pro rata portion of any new Company Securities (other than any Excluded Securities) (the “New Securities”) that the Company may from time to time propose to issue or sell to any party, as set forth in this Section 4.1.

(b)           The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to the Pre-emptive Shareholders within ten (10) days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

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(i)                 the number of New Securities proposed to be issued and the percentage of the Company’s outstanding Capital Stock, on a fully diluted basis, that such issuance would represent;

(ii)                the proposed issuance date, which shall be at least 20 days from the date of the Issuance Notice; and

(iii)              the proposed purchase price per share.

(c)            Each Pre-emptive Shareholder shall for a period of 15 days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, the amount of New Securities equal to the product of (x) the total number of New Securities to be issued by the Company on the issuance date and (y) a fraction determined by dividing (A) the number of shares of Capital Stock owned by such Pre-emptive Shareholder immediately prior to such issuance by (B) the total number of shares of Capital Stock outstanding on such date immediately prior to such issuance (the “Pre-emptive Pro Rata Portion”) by delivering a written notice to the Company. Such Pre-emptive Shareholder’s election to purchase New Securities shall be binding and irrevocable.

(d)            No later than five (5) days following the expiration of the Exercise Period, the Company shall notify each Pre-emptive Shareholder in writing of the number of New Securities that each Pre-emptive Shareholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Pre-emptive Shareholder exercising its right to purchase its Pre-emptive Pro Rata Portion of the New Securities in full (an “Exercising Shareholder”) shall have a right of over-allotment such that if any other Pre-emptive Shareholder fails to exercise its right under this Error! Reference source not found. to purchase its Pre-emptive Pro Rata Portion of the New Securities (each, a “Non-Exercising Shareholder”), such Exercising Shareholder may purchase all or any portion of such Non-Exercising Shareholder’s allotment (the “Over-allotment New Securities”) by giving written notice to the Company setting forth the number of Over-allotment New Securities that such Exercising Shareholder is willing to purchase within five days of receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”). Such Exercising Shareholder’s election to purchase Over-allotment New Securities shall be binding and irrevocable. If more than one Exercising Shareholder elects to exercise its right of over-allotment, each Exercising Shareholder shall have the right to purchase the number of Over-allotment New Securities it elected to purchase in its written notice; provided, that if the over-allotment New Securities are over-subscribed, each Exercising Shareholder shall purchase its pro rata portion of the available Over-allotment New Securities based upon the relative Pre-emptive Pro Rata Portions of the Exercising Shareholders.

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(e)            The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 1.01(c) and Section 1.01(d) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within 30 days after the expiration of the Over-allotment Exercise Period (subject to the extension of such 30 day period for a reasonable time not to exceed 60 days to the extent reasonably necessary to obtain any required consents or approvals). In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Existing Shareholders in accordance with the procedures set forth in this Section 4.1.

(f)             Upon the consummation of the issuance of any New Securities in accordance with this Section 4.1, the Company shall deliver to each Exercising Shareholder certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Shareholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Exercising Shareholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or official bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such additional agreements as may be necessary or appropriate.

Article 5

INFORMATION AND OBSERVER RIGHTS

5.1           Delivery of Financial Statements. So long as the Existing Shareholders and their Affiliates continue to collectively own at least 25% of the issued and outstanding shares of Capital Stock of the Company, the Company shall deliver to each Existing Shareholder and such Affiliates then holding Capital Stock:

(a)           as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, statements of income for such year, and a balance sheet as of the end of such year, all such financial statements prepared in accordance with GAAP;

(b)           as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, prepared in accordance with GAAP (except that such financial statements may be subject to normal year-end adjustments);

(c)           as soon as practicable, but in any event within forty-five (45) days of the end of each month, an unaudited income statement for such month, prepared in accordance with GAAP (except that such income statement may be subject to normal year-end adjustments); and

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(d)           as soon as practicable, but in any event before the end of each fiscal year, a budget for the next fiscal year (the “Budget”) showing the Company’s revenues, expenses, and capital expenditures.

If, for any period, the Company has any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

5.2           [Intentionally Omitted].

5.3           Confidentiality. Each Holder agrees that such Holder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.3 by such Holder), (b) is or has been independently developed or conceived by the Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any Affiliate, partner, member, stockholder, or wholly owned Subsidiary of such Holder in the ordinary course of business, provided that such Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, provided that the Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

Article 6

DIVIDENDS

6.1              Restriction on Dividends. Notwithstanding any other provision of this Agreement, no dividend may be paid by the Company to any shareholder in violation of the California Corporation Code or the Company’s covenants with its lender(s), if any. In addition, the Company shall not pay a dividend to a shareholder to the extent that, at the time of the dividend, after giving effect to the dividend, all liabilities of the Company, other than liabilities for which recourse of creditors is limited to specified property of the Company, exceed the fair market value of the assets of the Company, except that the fair market value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of such property exceeds such liability.

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Article 7

MISCELLANEOUS

7.1            No Employment. Each Holder agrees that this Agreement does not create an obligation of the Company or any other Person to employ such Holder, nor does it give rise to any right or expectancy with respect thereto.

7.2           Transferees. Subject to Section 3.1, each and every transferee or assignee of Company Securities from any Holder (other than pursuant to a Sale of the Company) shall be bound by and subject to all the terms and conditions of this Agreement and shall be a Holder under this Agreement. So long as this Agreement is in effect, the Company shall require, as a condition precedent to the transfer of any Company Securities by any Holder that the transferee agrees in writing to be bound by, and subject to, the terms and conditions of this Agreement and to ensure that such transferees’ transferees shall be likewise bound.

7.3           Legends. The Company and the Holders agree that, so long as this Agreement is in effect all Company Securities now or hereafter held by any Holder will be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS, COVENANTS AND RESTRICTIONS PROVIDED IN THE SHAREHOLDERS’ AGREEMENT DATED OCTOBER 24, 2019, AS AMENDED FROM TIME TO TIME, BY AND AMONG PERC WATER CORPORATION AND THE PERSONS NAMED THEREIN. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY ANY SHAREHOLDER OF THE COMPANY UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY AT THE PRINCIPAL OFFICE OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS. ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS COVERING THESE SECURITIES, THE COMPANY MAY, IN ITS REASONABLE DISCRETION, REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO IT, AS A CONDITION TO ANY SUCH SALE, TRANSFER OR DISPOSITION.

7.4           Waivers and Amendments. The obligations of the Company and the Holders hereunder may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only if such waiver or amendment is consented to in writing by the Company, the Existing Stockholders and CW Holdings.

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7.5           Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.6           Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes in their entirety all other or prior agreements between or among the Company and any of the Holders regarding the subjects hereof.

7.7           Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by commercial (including FedEx) or U.S. Postal Service overnight delivery service, or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

PERC Water Corporation

959 S. Coast Drive, # 315

Costa Mesa, CA 92626

Attention: President

If to the Holders, to the address set forth on Schedule A.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iii) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

7.8            Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.9           Titles and Subtitles. The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.10          Counterparts. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by electronic transmission by portable data format (pdf) file via electronic mail shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

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7.11          Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of California (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

7.12          CONSENT TO JURISDICTION.

(a)         EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND FEDERAL COURTS LOCATED IN ORANGE COUNTY, CALIFORNIA, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD.

(b)         EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS LOCATED IN ORANGE COUNTY, CALIFORNIA AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 7.12 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(c)            EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 7.7 OF THIS AGREEMENT (OTHER THAN BY ELECTRONIC MAIL).

7.13          Remedies.

(a)            The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have at law or in equity.

(b)           Without limitation of the foregoing, the parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement, without the need to post any bond or other security such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

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(c)            Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

7.14          Waiver of Jury Trial.

7.15.         EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE RELATED AGREEMENTS, DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.16          No Third Party Beneficiary. There are no third party beneficiaries of this Agreement.

7.17          Term and Termination. This Agreement shall be valid and continue in full force and effect until a Sale of the Company.

7.18          Construction and Interpretation. The parties acknowledge that each party and its counsel have jointly reviewed and drafted this document, and agree that the rule of construction and interpretation that drafting ambiguities are to be resolved against the drafting party shall not be employed.

7.19         Proportionate Adjustments on Stock Splits. In the event a stock split, stock dividend, combination, reorganization, capitalization, reclassification or other similar event involving Company Securities occurs after the date of this Agreement, the provisions of this Agreement referring to a number of shares or price per share shall be subject to proportionate adjustment to reflect such event.

7.20          Interpretation. This Agreement is the product of negotiation, and expressly waive any rules of interpretation of a writing against the drafter.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

PERC WATER CORPORATION

By:
Name:
Title:

HOLDERS:

Consolidated Water U.S. Holdings, Inc.

By:
Name:
Title:

Johan Perslow

Nathan Owen

Steven Owen

Colton Schmidt

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

SCHEDULE A

Names and Addresses of Holders

Consolidated Water U.S. Holdings, Inc.

5810 Coral Ridge Drive, Suite # 220

Coral Springs, Florida 33076

Facsimile: (954) 509-8637

Email: rmctaggart@cwco.com

Johan Perslow

4079 Skyline Road

Carlsbad, CA 92008

Telephone: 714 514-8820

Email: Jperslow@percwater.com

Steven D. Owen

1604 E Yalecrest Avenue

Salt Lake City, UT 84105

Telephone: 714 514-8877

Email: sowen@percwater.com

Nate Owen

56 Via Armilla

San Clemente, CA 92673

Telephone: 714 514-8883

Email: nowen@percwater.com

Colton Schmidt

4079 Skyline Rd

Carlsbad, CA 92008

Telephone: 760-822-2505

Email: Coltonschmidt92@gmail.com

            cschmidt@percwater.com

EXHIBIT C

Services Agreement

{see attached}

EXECUTION VERSION

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), dated as of October 24, 2019 (the “Effective Date”), is entered into by and between Aquilex, Inc., a Florida corporation, with offices located at 5810 Coral Ridge Drive, Suite 220, Coral Springs, Florida 33076 (the “Service Provider”) and PERC Water Corporation, a California corporation, with offices located at 959 S. Coast Drive, # 315, Costa Mesa, CA 92626 (“PERC”).

WHEREAS, PERC desires to retain Service Provider to provide certain administrative, engineering, purchasing, sales, accounting, information technology, finance and other services upon the terms and conditions hereinafter set forth, and Service Provider is willing to perform such services.

In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

Article I

Definitions

“Action” means any claim, suit, action or proceeding.

“Affiliate” of any particular Person means (1) any Person, other than an individual, owning directly, or indirectly controlling, at least fifty percent (50%) of the stock entitled to vote for election of directors of the subject Person, (2) any Person, other than an individual, owned or directly controlled by the subject Person through ownership of at least fifty percent (50%) of the stock entitled to vote for election of directors or any other entity actually controlled by the subject Person, or (3) any Person (other than the subject Person) owned or directly controlled by the Person mentioned in (1) above, through ownership of at least fifty percent (50%) of the stock entitled to vote for election of directors.

“Agreement” has the meaning set forth in the preamble.

“Confidential Information” means any information that is treated as confidential by a party, including, without limitation, trade secrets, technology, information pertaining to business operations and strategies, and information pertaining to customers, pricing, and marketing. Confidential Information shall not include information that: (a) is already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information from the Disclosing Party; (b) is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; (c) is developed by the Receiving Party independently of, and without reference to, any Confidential Information of the Disclosing Party as shown by tangible evidence; or (d) is received by the Receiving Party from a third party who is not under any obligation to the Disclosing Party to maintain the confidentiality of such information.

“Deliverables” means all documents, work product and other materials that are delivered to PERC hereunder or prepared by or on behalf of Service Provider in the course of performing the Services.

“Disclosing Party” means a party that discloses Confidential Information under this Agreement.

“Force Majeure Event” has the meaning set forth in Section 14.01.

“Initial Term” has the meaning set forth in Article V.

“Intellectual Property Rights” means all (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

“Losses” mean all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“PERC” has the meaning set forth in the preamble.

“PERC Contract Manager” has the meaning set forth in Section 4.01(a)

“PERC Materials” any documents, data, know-how, methodologies, software and other materials provided to Service Provider by PERC, including computer programs, reports and specifications.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Pre-Existing Materials” means the pre-existing materials in all documents, data, know-how, methodologies, software and other materials, including computer programs, reports and specifications, provided by or used by Service Provider in connection with performing the Services, in each case developed or acquired by the Service Provider prior to the commencement or independently of this Agreement.

“Receiving Party” means a party that receives or acquires Confidential Information directly or indirectly under this Agreement.

“Renewal Term” has the meaning set forth in Article V.

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“Service Provider” has the meaning set forth in the preamble.

“Service Provider Contract Manager” has the meaning set forth in Section 3.01(a)(i).

“Service Provider Equipment” means any equipment, systems, cabling or facilities provided by or on behalf of Service Provider and used directly or indirectly in the provision of the Services.

“Service Provider Personnel” means all employees and contractors, if any, engaged by Service Provider to perform the Services.

“Services” mean any services to be provided by Service Provider under this agreement, as described in more detail in Exhibit A, and Service Provider’s obligations under this Agreement.

“Term” has the meaning set forth in Article V.

Article II

Services

Section 2.01       Service Provider shall provide the Services to PERC as described in more detail in Exhibit A in accordance with the terms and conditions of this Agreement.

Article III

Service Provider’s Obligations

Section 3.01       The Service Provider shall:

(a)           appoint:

(i)               a Service Provider employee to serve as a primary contact with respect to this Agreement and who will have the authority to act on behalf of Service Provider in connection with matters pertaining to this Agreement (the “Service Provider Contract Manager”); and

(ii)              Service Provider Personnel, who shall be suitably skilled, experienced and qualified to perform the Services.

(b)           provide the Services in a timely, professional, and workmanlike manner in accordance with the level of professional care customarily observed by skilled professionals rendering similar services;

(c)           before the date on which the Services are to start, obtain, and at all times during the Term of this Agreement maintain, all necessary licenses and consents and comply with all relevant Laws applicable to the provision of the Services;

(d)           prior to any Service Provider Personnel performing any Services hereunder ensure that such Service Provider Personnel have the legal right to work in the United States;

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(e)           comply with, and ensure that all Service Provider Personnel comply with, all rules, regulations and policies of PERC including security procedures concerning systems and data and remote access thereto, building security procedures and general health and safety practices and procedures; and

(f)            maintain complete and accurate records relating to the provision of the Services under this Agreement.

Section 3.02       Service Provider is responsible for all Service Provider Personnel and for the payment of their compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance payments and disability benefits.

Section 3.03       Service Provider acknowledges that time is of the essence with respect to Service Provider’s obligations hereunder and that prompt and timely performance of all such obligations is required.

Article IV

PERC’s Obligations

Section 4.01       PERC shall:

(a)           cooperate with Service Provider in all matters relating to the Services and appoint a PERC employee to serve as the primary contact with respect to this Agreement and who will have the authority to act on behalf of PERC with respect to matters pertaining to this Agreement (the “PERC Contract Manager”);

(b)           provide, subject to Section 3.01(e), such access to PERC’s premises, and such office accommodation and other facilities as may reasonably be requested by Service Provider, for the purposes of performing the Services;

(c)            respond promptly to any Service Provider request to provide direction, information, approvals, authorizations or decisions that are reasonably necessary for Service Provider to perform Services in accordance with the requirements of this Agreement;

(d)           provide such PERC Materials as Service Provider may reasonably request, in order to carry out the Services, in a timely manner, and ensure that they are complete and accurate in all material respects;

Section 4.02       If Service Provider’s performance of its obligations under this Agreement is materially prevented or delayed by any act or omission of PERC or its agents, subcontractors, consultants or employees, Service Provider shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any Losses sustained or incurred by PERC, in each case, to the extent arising directly or indirectly from such prevention or delay.

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Article V

Term

This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of five (5) years, unless sooner terminated pursuant to Article XII (the “Initial Term”). The Term of this Agreement automatically shall renew for successive one (1) year terms (subject to earlier termination as provided in Article XII) (each a “Renewal Term”), at the end of the Initial Term and each Renewal Term. The Initial Term and the Renewal Terms shall be referred to together as the “Term.”

Article VI

Fees and Expenses; Payment Terms

Section 6.01       In consideration of the provision of the Services by the Service Provider and the rights granted to PERC under this Agreement, PERC shall pay the fees set forth on Exhibit A. Payment to Service Provider of such fees and the reimbursement of approved expenses pursuant to this Article VI shall constitute payment in full for the performance of the Services, and, PERC shall not be responsible for paying any other fees, costs or expenses.

Section 6.02       Where the Services are provided on a time and materials basis:

(a)           the fees payable for the Services shall be calculated in accordance with Service Provider’s daily fee rates for the Service Provider Personnel set forth in Exhibit A; and

(b)          Service Provider shall issue invoices to PERC monthly in arrears for its fees for time for the immediately preceding month, calculated as provided in this Section 6.02, together with a detailed breakdown of any approved expenses for such month incurred in accordance with Section 6.04.

Section 6.03       Where Services are provided for a fixed price, the total fees for the Services shall be the amount set out on Exhibit A. The total price shall be paid to Service Provider in installments, as set out on Exhibit A, and Service Provider shall issue invoices monthly to PERC for the fees that are then payable, together with a detailed breakdown of any expenses incurred in accordance with Section 6.04.

Section 6.04       PERC agrees to reimburse Service Provider for all actual, documented and reasonable out-of-pocket expenses incurred by Service Provider in connection with the performance of the Services, provided that such expenses have been approved in writing (which shall include email) by PERC prior to such expenses being incurred.

Section 6.05       The parties agree that after the Initial Term, Service Provider may increase its standard fee rates specified on Exhibit A upon written notice to PERC; provided, that:

(a)           Service Provider provides PERC written notice of such increase at least 30 days prior to the effective date of such increase;

(b)          such increases occur no more frequently than once per contract year of the Term; and

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(c)           the amount of such increase (calculated on a per item or per service basis) shall not exceed the lesser of:

(i)               the percentage rate of increase for the immediately preceding 12-month period in the Consumer Price Index, All Urban Consumers, United States, All Items (1982 - 1984 = 100), as published by the Bureau of Labor Statistics of the United States Department of Labor or, if such index is not available, such other index as the parties may agree most closely resembles such index; or

(ii)              fifteen percent (15%).

Section 6.06       Service Provider shall issue invoices to PERC only in accordance with the terms of this Section, and PERC shall pay all properly invoiced amounts due to Service Provider within 30 days after PERC’s receipt of such invoice, except for any amounts disputed by PERC in good faith. All payments hereunder shall be made by check or wire transfer.

Section 6.07       PERC shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity on any amounts payable by PERC hereunder; provided, that, in no event shall PERC pay or be responsible for any taxes imposed on, or with respect to, Service Provider’s income, revenues, gross receipts, personnel or real or personal property or other assets.

Article VII

Intellectual Property Rights; Ownership

Section 7.01       Except as set forth in Section 7.03, PERC is, and shall be, the sole and exclusive owner of all right, title and interest in and to the Deliverables, including all Intellectual Property Rights therein. Service Provider agrees, and will cause its Service Provider Personnel to agree, that with respect to any Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. §101, such Deliverables are hereby deemed a “work made for hire” for PERC. To the extent that any of the Deliverables do not constitute a “work made for hire”, Service Provider hereby irrevocably assigns, and shall cause the Service Provider Personnel to irrevocably assign to PERC, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. The Service Provider shall cause the Service Provider Personnel to irrevocably waive, to the extent permitted by applicable Law, any and all claims such Service Provider Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables.

Section 7.02       Upon the reasonable request of PERC, Service Provider shall, and shall cause the Service Provider Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist PERC to prosecute, register, perfect or record its rights in or to any Deliverables.

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Section 7.03       Service Provider and its licensors are, and shall remain, the sole and exclusive owners of all right, title and interest in and to the Pre-Existing Materials, including all Intellectual Property Rights therein. Service Provider hereby grants PERC a limited, irrevocable, perpetual, fully paid-up (except as otherwise sect forth on Exhibit A), royalty-free, non-transferable (except in accordance with Section 15.07), non-sublicenseable, worldwide license to use, perform, display, execute, reproduce, distribute, transmit, modify (including to create derivative works), import, make, have made, sell, offer to sell and otherwise exploit any Pre-Existing Materials to the extent incorporated in, combined with or otherwise necessary for the use of the Deliverables solely to the extent reasonably required in connection with PERC’s receipt or use of the Services and Deliverables. All other rights in and to the Pre-Existing Materials are expressly reserved by Service Provider.

Section 7.04       PERC and its licensors are, and shall remain, the sole and exclusive owner of all right, title and interest in and to the PERC Materials, including all Intellectual Property Rights therein. Service Provider shall have no right or license to use any PERC Materials except solely during the Term of the Agreement to the extent necessary to provide the Services to PERC. All other rights in and to the PERC Materials are expressly reserved by PERC.

Article VIII

Confidential Information

Section 8.01       The Receiving Party agrees:

(a)           not to disclose or otherwise make available Confidential Information of the Disclosing Party to any third party without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the Confidential Information of the Disclosing Party to its Affiliates, and their officers, employees, consultants and legal advisors who have a “need to know”, who have been apprised of this restriction and who are themselves bound by nondisclosure obligations at least as restrictive as those set forth in this Article VIII;

(b)           to use the Confidential Information of the Disclosing Party only for the purposes of performing its obligations under the Agreement or, in the case of PERC, to make use of the Services and Deliverables; and

(c)           to promptly notify the Disclosing Party in the event it becomes aware of any loss or disclosure of any of the Confidential Information of Disclosing Party.

Section 8.02       If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall provide:

(a)           prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and

(b)          reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

If, after providing such notice and assistance as required herein, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose no more than that portion of the Confidential Information which, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose and shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.

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Section 8.03       Nothing in this Agreement shall prevent either party from using any general methodologies or know-how contained in the unaided memory of such party’s personnel or those of its Affiliates developed or disclosed under this Agreement, provided that in doing so it is not in breach of its obligations of confidentiality under this Section or using any Intellectual Property Rights of the other party or any of its Affiliates.

Article IX

Representations and Warranties

Section 9.01       Each party represents and warrants to the other party that:

(a)           it is duly organized, validly existing and in good standing as a corporation under the Laws of its jurisdiction of incorporation;

(b)           it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligations hereunder;

(c)           the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and

(d)           when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

Section 9.02       Service Provider represents and warrants to PERC that:

(a)           it shall perform the Services using personnel of required skill, experience and qualifications and in a professional and workmanlike manner in accordance with commercially reasonable industry standards for similar services and shall devote adequate resources to meet its obligations under this Agreement;

(b)           it is in compliance with, and shall perform the Services in compliance with, all applicable Laws, and it is not infringing upon or misappropriating any third party intellectual property rights and will not infringe upon or misappropriate any third party intellectual property rights in performing the Services;

Section 9.03       EXCEPT FOR THE EXPRESS WARRANTIES IN THIS Article IX, (A) EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE UNDER THIS AGREEMENT, AND (B) SERVICE PROVIDER SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

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Article X

Indemnification

Section 10.01   Service Provider shall defend, indemnify and hold harmless PERC and its officers, directors, employees, agents, successors and permitted assigns (each, a “PERC Indemnitee”) from and against all Losses arising out of or resulting from:

(a)           bodily injury, death of any person or damage to real or tangible, personal property resulting from the performance of the Services or any damages arising from the willful, fraudulent or negligent acts or omissions of Service Provider or Service Provider Personnel; and

(b)           Service Provider’s breach of this Agreement or any material representation or warranty set forth herein.

Section 10.02   Service Provider shall defend, indemnify and hold harmless the PERC Indemnitees from and against all Losses incurred by an PERC Indemnitee based on a claim that any of the Services or Deliverables or PERC’s receipt or use thereof infringes any Intellectual Property Right of a third party arising under the Laws of the United States; provided, however, that Service Provider shall have no obligations under this Section 10.02 with respect to claims to the extent arising out of:

(a)           any PERC Materials or any instruction, information, designs, specifications or other materials provided by PERC in writing to Service Provider;

(b)           use of the Deliverables in combination with any materials or equipment not supplied to PERC or specified by Service Provider in writing, if the infringement would have been avoided by the use of the Deliverables not so combined; or

(c)           any modifications or changes made to the Deliverables by or on behalf of any Person other than Service Provider or Service Provider Personnel.

Section 10.03   PERC shall defend, indemnify and hold harmless Service Provider and Service Provider’s Affiliates and their officers, directors, employees, agents, successors and permitted assigns from and against all Losses awarded against Service Provider arising out of or resulting from:

(a)           bodily injury, death of any person or damage to real or tangible, personal property resulting from the negligent or willful acts or omissions of PERC; and

(b)           PERC’s breach of this Agreement.

Section 10.04   The party seeking indemnification hereunder shall promptly notify the indemnifying party in writing of any Action and cooperate with the indemnifying party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnifying party shall not settle any Action in a manner that adversely affects the rights of the indemnified party without the indemnified party’s prior written consent. The indemnified party’s failure to perform any obligations under this Section 10.04 shall not relieve the indemnifying party of its obligations under this Section 10.04 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified party may participate in and observe the proceedings at its own cost and expense.

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Article XI

[intentionally Left Blank]

Article XII

Termination; Effect of Termination

Section 12.01   This Agreement shall not be terminated except upon the written agreement of the parties or in accordance with this Section 12.01. The parties may mutually terminate this Agreement at any time, with or without default, by the mutual written consent of both parties, and either party may terminate this Agreement, effective upon written notice to the other party (the “Defaulting Party”), if the Defaulting Party:

(a)            materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within thirty (30) days after receipt of written notice of such breach.

(b)           (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within 10 days or is not dismissed or vacated within 60 days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Section 12.02   Upon expiration or termination of this Agreement for any reason:

(a)           Service Provider shall (i) promptly deliver to PERC all Deliverables (whether complete or incomplete) for which PERC has paid and all PERC Materials, (ii) promptly remove any Service Provider Equipment located at PERC’s premises, (iii) provide reasonable cooperation and assistance to PERC upon PERC’s written request and at PERC’s expense in transitioning the Services to an alternate Service Provider, and (iv) on a pro rata basis, repay all fees and expenses paid in advance for any Services or Deliverables which have not been provided.

(b)           Each party shall (i) return to the other party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other party’s Confidential Information, (ii) permanently erase all of the other party’s Confidential Information from its computer systems and (iii) certify in writing to the other party that it has complied with the requirements of this clause; provided, however, that PERC may retain copies of any Confidential Information of Service Provider incorporated in the Deliverables or to the extent necessary to allow it to make full use of the Services and any Deliverables.

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(c)           In no event shall PERC be liable for any Service Provider Personnel termination costs arising from the expiration or termination of this Agreement.

Section 12.03   The rights and obligations of the parties set forth in this Section 12.03 and Article I, Article VII, Article VIII, Article IX, Article XI, Section 12.02, and Article XV, and any right or obligation of the parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

Article XIII

Non-Exclusivity

The Service Provider retains the right to perform the same or similar type of services for third parties during the Term of this Agreement, and PERC retains the right to engage third parties to perform the same or similar type of services during the Term of this Agreement.

Article XIV

Force Majeure

Section 14.01   No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation:

(a)            acts of God;

(b)           flood, fire or explosion;

(c)           war, invasion, riot or other civil unrest;

(d)           actions, embargoes or blockades in effect on or after the date of this Agreement; or

(e)           national or regional emergency;

(each of the foregoing, a “Force Majeure Event”). A party whose performance is affected by a Force Majeure Event shall give notice to the other party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

Article XV

Miscellaneous

Section 15.01   Each party shall, upon the reasonable request of the other party, execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

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Section 15.02   The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

Section 15.03   Unless required by law, neither party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement, or otherwise use the other party’s trademarks, service marks, trade names, logos, symbols or brand names, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

Section 15.04   All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of receipt by reply or read-receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15.04.

If to Service Provider:	AQUILEX, INC.
5810 Coral Ridge Drive, Suite 220
Coral Springs, Florida 33076
Attention: Controller
Email:

If to PERC:	PERC WATER CORPORATION
959 S. Coast Drive, # 315
Costa Mesa, CA 92626
Attention: President
Email: nowen@percwater.com

Section 15.05   For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Exhibits refer to the Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

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The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 15.06   This Agreement, together with all Exhibits and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 15.07   Neither party may assign, transfer or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other party; provided, that, upon prior written notice to the other party, either party may assign the Agreement to an Affiliate of such party or to a successor of all or substantially all of the assets of such party through merger, reorganization, consolidation or acquisition. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 15.08   This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 15.09   The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 15.10   This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 15.11   If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 15.12   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Florida. Any legal suit, action or proceeding arising out of or related to this Agreement or the Services provided hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Florida in each case located in the county of Broward County, Florida, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 15.13   EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.14   Each party acknowledges that a breach by a party of Article VII (Intellectual Property Rights; Ownership) or Article VIII (Confidentiality) may cause the non-breaching party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, without the necessity of proving actual damages or the posting of a bond, in addition to any other remedy to which the non-breaching party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

Section 15.15   In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its actual attorneys’ fees and court costs from the non-prevailing party (including such fees and costs on appeal).

Section 15.16   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

{signature page follows}

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AQUILEX, INC.

By
Name:
Title:

PERC WATER CORPORATION

By
Name:
Title:

[SIGNATURE PAGE TO SERVICES AGREEMENT]

EXHIBIT A

Accounting and Administration / Procurement / Information Technology Services

•	Preparation of monthly, quarterly and annual financial statements and other internal and external financial reports.

•	Provide the supporting documentation for, and approve the preparation by a qualified accounting firm or firms of, all federal, state and local tax filings and tax compliance matters (income taxes, sales taxes, property taxes, intangible taxes) for any tax reporting period that is open on or after the Effective Date of this Agreement or that arises during the Term.

•	Cash management.

•	Business insurance review, preparation and submission of renewals.

•	Preparation, filing and mailing of Form 1099s.

•	Materials/inventory procurement and logistics and related record-keeping.

•	Desktop and server hardware and software deployment and support.

•	Telecommunications management.

•	Network and internal communications maintenance and support (including LAN and firewall).

•	Email and internet management.

•	Web server design and hosting.

•	IT applications access and maintenance.

The initial monthly fee for providing these services shall be $6,000.00. Such monthly fee shall be subject to adjustment as set forth in Section 6.05 on each anniversary date of this Agreement.

A-1